Filed Pursuant to 424(b)(4)

Registration No. 333-274606

KINDLY MD, INC.

2,059,811 Shares of Common Stock Issuable Upon Exercise of Previously Issued Warrants

This prospectus relates to the offer and sale by Kindly MD, Inc., a Utah corporation, of up to 2,059,811 shares of common stock underlying the tradeable warrants (the “Tradeable Warrants”), the non-tradeable warrants (the “Non-tradeable Warrants”) and the representative’s warrants (the “Representative’s Warrants” and together with the Tradeable Warrants and the Non-tradeable Warrants, the “Warrants”) previously issued by us in our initial public offering that closed on June 3, 2024. The Tradeable Warrants have an exercise price of $6.33 and expire five years from the issuance date. The Non-tradeable Warrants have an exercise price of $6.33 and expire five years from the issuance date. The Representative’s Warrants have an exercise price of $6.33 and expire five years from the issuance date. The issuance of the Warrants was previously registered in a Registration Statement on Form S-1 (File No. 333-274606).

We are not selling any shares of our common stock in this offering, and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the holders of the Warrants. Upon exercise of the Warrants, however, we will receive proceeds from the exercise of such Warrants if exercised for cash and not on a cashless basis. Any proceeds received from the exercise of the Warrants will be used for general working capital and other corporate purposes.

The Tradeable Warrants and Non-tradeable Warrants are in DTC form pursuant to a warrant agency agreement (the “Warrant Agent Agreement”) between us and VStock Transfer, LLC, who is acting as the warrant agent (the “Warrant Agent”).

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “KDLY” and our Tradeable Warrants are listed under the symbol “KDLYW.” The last reported sale price of our common stock on Nasdaq on April 25, 2025 was $1.81 per share and the last reported sale price of our Tradeable Warrants on Nasdaq on April 24, 2025 was $0.2855 per share.

In addition, we have registered an aggregate of 82,310 shares of our common stock for resale by certain selling stockholders by means of the Selling Stockholder Prospectus. Sales of the shares of our common stock registered in this prospectus and the Selling Stockholder Prospectus may result in two offerings taking place concurrently which might affect price, demand, and liquidity of our common stock.

Additionally, we are, and following the completion of this offering, will continue to be a “controlled company” as defined under Nasdaq Marketplace Rules 5615(c), because Tim Pickett, our Chief Executive Officer and controlling stockholder will be able to exercise 49.91% of voting power of our issued and outstanding shares of Common Stock and will be able to determine all matters requiring approval by our stockholders, immediately after the consummation of this offering. For further information see “Security Ownership of Certain Beneficial Owners and Management.” However, even if we are deemed as a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Marketplace Rules.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before purchasing any of the securities offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated May 6, 2025

Through and including May 31, 2025 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus forms part of a registration statement that we filed with the SEC, and that includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” before making your investment decision

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus we have prepared. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The selling stockholders are offering to sell and seeking offers to buy our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of its date.

Unless the context otherwise requires, we use the terms “we,” “us,” “Company,” “KindlyMD,” “Kindly,” and “our” to refer to Kindly MD, Inc. and its subsidiary.

Solely for convenience, our trademarks and tradenames referred to in this prospectus, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. All other trademarks, service marks and trade names included or incorporated by reference into this prospectus, or the accompanying prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our combined financial statements and the related notes thereto that are included elsewhere in this prospectus, before making an investment decision. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “KindlyMD,” the “Company,” “we,” “us,” “Kindly,” and “our” refer to Kindly MD, Inc., and its subsidiary.

Overview

Kindly MD, Inc. (“We”, “Us”, “Company”, KindlyMD” or “Kindly”) is a Utah company formed in 2019. KindlyMD is a patient-first healthcare and healthcare data company redefining value-based care and patient-centered medical services. Formed in 2019, KindlyMD leverages data analysis to deliver evidence-based, personalized solutions in order to reduce opioid use, improve health outcomes faster, and provide value-based, algorithmic guidance on the use of alternative medicine in healthcare.

We aspire to collect and analyze valuable data on alternative treatments as well as biopsychosocial factors to provide better health outcomes. This results in valuable data for patients, the Company, and the Company’s investors. KindlyMD aims to become a leading source of evidence-based assessment and treatment data in the fight against the opioid epidemic and a leader in redefined value-based care.

KindlyMD’s unique value proposition is to provide for a patient-focused healthcare experience that integrates traditional medical evaluation and management with mental health integration along with compliant alternative medicine education and inclusion. We focus on creating personalized care plans for each patient so they can get back to work and life faster, reduce opioid use, and have high patient satisfaction. The Company’s competitive advantage lies in its ability to overlay this integrated approach to clinics we own or work with.

Our specialty outpatient clinical services are reimbursed by Medicare, Medicaid, and commercial insurance contracts as well as offered on a fee-for-service basis. The Company offers both in-person and telemedicine options for patients. KindlyMD provides management of, but not limited to, pain, functional medicine, cognitive behavioral therapy, addiction, recovery support services, overdose education efforts, peer support, limited urgent care, preventative medicine, medically managed weight loss, and hormone therapy.

Business Revenue Streams

We currently earn revenue through (i) patient care services related to medical evaluation and treatment, (ii) service affiliate agreements, and (iii) product retail sales.

Further information about our revenue streams can be found in the “Business” section on page 17.

Market Opportunity

In the Utah market alone, KindlyMD has a unique opportunity for growth based on service line expansion into pain medicine management. Demand for both opioid and non-opioid pain treatment continues to increase due to the growing geriatric population, safe and effective access to non-opioid drugs, and increased prevalence of diagnoses such as osteoarthritis and migraines. Rising demand for surgeries, increasing awareness, availability of treatment options, and the willingness to seek treatment are expected to complement the growth of the population of patients seeking treatment for pain and/or chronic pain medication use. KindlyMD, already a large market share player in the Utah non-opioid treatment space, hopes to expand its reach with the inclusion of opioid medication management and behavioral therapy services.

Furthermore, the behavioral therapy industry is slated to grow with the integration of addiction and trauma based cognitive behavioral therapy (CBT) and inclusion of Ketamine and other infusion-based treatment options. Integration of these therapies with traditional pain management will provide a source of revenue as well as behavioral data and clinical research to develop valuable treatment programs, products, and further enhance legislative lobbying efforts toward wider acceptance of safe and effective non-opioid alternative therapies.

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Growth Strategy

KindlyMD is leveraging healthcare standards and infrastructure to build a network of in-person clinics, telemedicine resources, and wholly-owned subsidiaries in the outpatient medical space. Our expansion approach considers metrics such as prescribing laws and regulations, rates of opioid prescriptions, inclusion of behavioral therapy outcomes, non-opioid alternative medicine access, including medical cannabis, and existing specialty clinic operations in each market.

Offering outpatient clinical services with integrated behavioral health is our central focus as we continue to expand into new Utah-based locations. KindlyMD may also expand upon its existing service lines. We are in the early stages of development. The Company has not taken concrete steps to expand into additional markets, nor have we identified any additional clinic locations or acquisitions or entered into any agreements or commitments for any material acquisitions or investments either in Utah or elsewhere.

KindlyMD will continue to leverage its growth potential as a leader in specialized data collection and healthcare in the opioid and alternative medicine space. We have not identified specific acquisition targets to disclose as of this offering. We intend to research and negotiate acquisitions as much as we are able.

KindlyMD collects valuable data from interactions with people online, via telecommunication, in-person patient interactions, and through our products. Clients provide some of this data directly, as do clinicians, and staff by collecting data about interactions, product and medication use, experiences, and behavior. In collecting data from these interactions, we collect and collate data from different contexts and third parties to provide a more seamless, consistent, and uniquely personalized experience, to make informed business decisions, to make clinical decisions, and for other legitimate business purposes. We intend to further use and analyze such data to allow us to become a large and specialized healthcare data company working to reduce opioid use, track product use and sales data, which will be highly valuable to the healthcare industry, the alternative medicine industry, and the pharmaceutical industry.

Competitive Strengths

KindlyMD is one of the largest providers of medical evaluation and management services related to treatment recommendations for the medical cannabis program in Utah, serving over 71,751 visits as of this filing. Our model of healthcare is unique in Utah, blending prescribers and licensed behavioral health clinicians into every patient care plan. We know of no other large pain clinic in Utah that operates this integration model. We are one of a limited number of specialty providers who allow patients to utilize non-opioid alternative medications with their opioids with supervision by a licensed prescriber who receives reimbursement from Medicare, Medicaid, or commercial insurance payers for services in-network. KindlyMD providers are experts in de-prescribing and using alternatives to opioids, so much so that in a survey of 1,157 KindlyMD patients, 88% of our patients saw a reduction in other medication in just 6 months.

In addition to our in-person clinics, KindlyMD offers telehealth visits online to patients in the Utah market where the standard of care is the same as in-person visits. The Company’s competitive advantage lies in its ability to overlay this integrated approach to clinics we own or work with. KindlyMD believes its business model could thrive in other states where a pain clinic can build a profitable base in treating pain patients with prescription medication regardless of the state-legal alternative, non-opioid options available to patients. With KindlyMD’s data-driven model, positive outcomes could contribute to more favorable legislation toward many non-opioid alternative medication options in the US to augment treatment protocols.

In addition, KindlyMD’s significant database and data collection model sets it apart from its competitors. Visits may be charted by two clinicians, one prescriber and one BHC. This data focuses on why and how patients may turn to alternative medicine to reduce prescription medication use and addiction and is a valuable tool in establishing treatment protocols and advocating the medical and pharmaceutical industries for more diverse treatment options. Our data may offer distinct value by providing insights that are tailored to emerging fields like integrated behavioral healthcare, which we believe to be underrepresented in traditional healthcare data sources.

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Risk Factors Summary

Investing in our Common Stock involves a high degree of risk because our business is subject to numerous risks and uncertainties, as more fully described in our Annual Report on Form 10-K incorporated by reference and included elsewhere in this prospectus. You should carefully consider these risks before making an investment. These risks include, but are not limited to, the following:

●	Our business may suffer if we are unable to attract or retain talented personnel.

●	The lack of available and cost-effective directors and officer’s insurance coverage in our industry may cause us to be unable to attract and retain qualified executives, and this may result in our inability to further develop our business.

●	Management of growth will be necessary for us to be competitive.

●	Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our operation.

●	If we expand into other states, we will have to ensure compliance with all of the regulations of those states, which may be different from the laws in the State of Utah.

●	There can be no assurance that our current and future strategic alliances or expansions of scope of existing relationships will have a beneficial impact on our business, financial condition and results of operations.

●	Our use, disclosure, and other processing of personal information, including health information, is subject to the Health Insurance Portability and Accountability Act (HIPAA), and other federal, state, and foreign data privacy and security laws and regulations, and our failure to comply with those laws and regulations or to appropriately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base, customer base and revenue.

●	Our business and financial performance may be adversely affected by downturns in the target markets that we serve or reduced demand for the types of services we offer.

●	Changes within the cannabis industry or the opioid industry may adversely affect our financial performance.

●	The Company’s industry is highly competitive, and we have less capital and resources than many of our competitors which may give them an advantage in marketing services similar to ours or make our services obsolete.

●	We may be unable to respond to the rapid technological change in the industry, and such change may increase costs and competition that may adversely affect our business.

●	We may need additional capital that will dilute the ownership interest of investors.

●	We will be controlled by our existing majority shareholder.

●	Holders of the Warrants will have no rights as a holder of our Common Stock until they acquire our Common Stock.

●	Unless the Company becomes public and an active trading market develops for our securities, investors may not be able to sell their shares.

●	Costs and expenses of being a reporting company under the 1934 Securities Exchange Act may be burdensome and prevent us from achieving profitability.

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The risks summarized above or described in full below are not the only risks that we face. Additional risks and uncertainties not presently known to us, or that we currently deem to be immaterial, may also materially adversely affect our business, financial condition, results of operations, and future growth prospects.

Corporate Information

Our principal executive offices are located at 5097 S 900 E, Suite 100 Salt Lake City, UT 84117. Our telephone number is (385) 388-8220. Our corporate website address is located at www.kindlymd.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus.

Regulatory Landscape

Utah law requires that licensed medical providers who wish to recommend medical cannabis be licensed and registered with the Utah Department of Health every two years. Under the Utah Office of Health and Human Services, Center for Medical Cannabis, Rule R383-4 our providers to have an additional four hours of medical education than other providers and register with the state. Furthermore, any services offered to patients that are billed through health insurance payers require said providers to apply and contract with each insurance payer. The Company has contracted with Select Health, Medicare, and Utah Medicaid. There is no guarantee that all payers will contract with the company, or its providers.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could affect our operation. Local, state, and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter certain aspects of our business plan. In Utah, the Company complies with the Utah Medical Cannabis Act 26B-4-2, the Utah Controlled Substances Act 58-37 and under the rules established by the Utah Department of Health and Human Services, Center for Medical Cannabis. Our licensed providers are governed by the Utah Division of Professional Licensing under the DOPL Licensing Act, 58-1. Federally, licensed medical providers are registered with the Drug Enforcement Administration (DEA) to prescribe scheduled medications in Utah.

Inflation Risk

We do not believe that inflation has had a material effect on our business, results of operations, or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations, or financial condition.

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Implications of Being a Smaller Reporting Company

As a smaller reporting company, we are eligible for exemption from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to:

●	Reduced disclosure obligations (e.g., matters regarding executive compensation) in our periodic reports, proxy statements and registration statements; and

●	Not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

We will remain a smaller reporting company until the end of the fiscal year in which (i) we have a public common equity float of more than $250 million, or (ii) we have annual revenues for the most recently completed fiscal year of more than $100 million plus we have a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

Uncertainty of Profitability

As of December 31, 2024, we had cash and cash equivalents of $2,273,624 and total working capital of $1,899,602. For the year ended December 31, 2024, the Company incurred an operating loss of $3,346,771 and used cash flows in operating activities of $3,073,891. This history and our business strategy may result in meaningful volatility of revenues, losses and/or earnings. As we will only develop a limited number of business efforts, services and products at a time, our overall success will depend on a limited number of business initiatives, which may cause variability and unsteady profits and losses depending on the products and/or services offered and their market acceptance.

Our revenues and our profitability may be adversely affected by economic conditions and changes in the market for our products and/or services. Our business is also subject to general economic risks that could adversely impact the results of operations and financial condition.

We may not be able to continue our business as a going concern.

Because of the anticipated nature of the services that we offer and attempt to develop, it is difficult to accurately forecast revenues and operating results and these items could fluctuate in the future due to a number of factors. These factors may include, among other things, the following:

●	Our ability to raise sufficient capital to take advantage of opportunities and generate sufficient revenues to cover expenses.

●	Our ability to source strong opportunities with sufficient risk adjusted returns.

●	Our ability to manage our capital and liquidity requirements is based on changing market conditions.

●	The amount and timing of operating and other costs and expenses.

●	The nature and extent of competition from other companies may reduce market share and create pressure on pricing and investment return expectations.

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THE OFFERING

Issuer:	Kindly MD, Inc.

Issuance of Common Stock Underlying the Warrants:	Up to 2,059,811 shares of Common Stock

Use of proceeds:	We will not receive any net proceeds from the sale of our common stock by holders of the Warrants. However, we will receive the exercise price per share for each Warrant exercised for cash; however, we are unable to predict the timing or amount of potential Warrant exercised. As such, we have not allocated any proceeds of such exercised to any particular purpose. Accordingly, all such proceed will be used for working capital and other general corporate purposes.

National Securities Exchange Listing:	Our Common Stock and Tradeable Warrants are currently listed on the Nasdaq Capital Market under the symbols “KDLY” and “KDLYW,” respectively.

Transfer agent/Warrant Agent:	VStock Transfer, LLC

Risk factors:	See “Risk Factors” beginning on page 7 and the other information contained in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

SUMMARY OF FINANCIAL INFORMATION

The following table summarizes our financial data. The following summary statements of operations and balance sheet data for the fiscal years ended December 31, 2024 and 2023, and the balance sheet data as of December 31, 2024 have been derived from our audited financial statements included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods. You should read the summary financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

Statement of Operations Data:

	For the Years Ended December 31,
	2024		2023
	Amount	% of Revenues	Amount	% of Revenues

Revenues	$2,719,840	100.0%	$3,768,598	100.0%

Operating Expenses
Cost of revenues	82,814	3.0%	226,166	6.0%
Salaries and wages	3,562,405	131.0%	3,698,467	98.1%
General and administrative	1,907,055	70.1%	1,356,048	36.0%
Research and development	377,731	13.9%	2,500	0.1%
Depreciation	136,606	5.0%	105,637	2.8%
Total Operating Expenses	6,066,611	223.1%	5,388,818	143.0%

Loss from operations	(3,346,771)	(123.1)%	(1,620,220)	(43.0)%

Other income (Expense)
Other income	100,410	3.7%	58,603	1.6%
Interest expense	(393,448)	(14.5)%	(55,844)	(1.5)%
Loss on extinguishment of debt	(38,889)	(1.4)%	-	0.0%
Loss on change in fair value of derivative liability	61,051	2.2%	-	0.0%
Total Other Income	(270,876)	(10.0)%	2,759	0.1%

Net loss before income taxes	(3,617,647)	(133.0)%	(1,617,461)	(42.9)%
Income tax benefit	-	0.0%	-	0.0%
Net loss	$(3,617,647)	(133.0)%	$(1,617,461)	(42.9)%

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Balance Sheet Data:

	December 31, 2024	December 31, 2023
Cash and cash equivalents	$2,273,624	$525,500
Working capital	1,899,602	(197,520)
Total assets	3,677,992	1,099,202
Total liabilities	1,109,682	1,207,614
Accumulated deficit	(7,775,701)	(4,158,054)
Total stockholders’ equity (deficit)	$(2,568,310)	$(108,412)

RISK FACTORS

Before purchasing any of the securities you should carefully consider the risk factors incorporated by reference in this prospectus from our most recent Annual Report on Form 10-K. For a description of these reports and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business and prospects.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

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●	our ability to continue as a going concern;

●	our need to raise substantial additional capital to fund our operations;

●	our ability to obtain the necessary regulatory approvals to market and commercialize our products and planned future products;

●	the ultimate impact of the current coronavirus pandemic, or any other health epidemic, on our business, our customers, our competitors, healthcare systems or the global economy as a whole;

●	the results of market research conducted by us or others;

●	our ability to obtain and maintain intellectual property protection for our products and any planned future products;

●	our reliance on third-party suppliers;

●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;

●	our ability to operate our business effectively and manage patient needs; and

●	the successful development of our commercialization capabilities, including sales and marketing capabilities.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and the information included in this registration statement is accurate, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We will not receive any net proceeds from the sale of our common stock by the holders of the Warrants. However, we will receive the exercise price per share for each Warrant exercised for cash; however, we are unable to predict the timing or amount of potential Warrant exercises. As such, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds, if any, will be used for working capital and other general corporate purposes.

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MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

Our Common Stock and Tradeable Warrants are listed on the Nasdaq Capital Market under the symbols “KDLY” and “KDLYW,” respectively.

Holders

As of April 28, 2025, there were 6,022,148 shares of Common Stock issued and outstanding and approximately 49 registered holders of record of our Common Stock. The number of shareholders of record does not include certain beneficial owners of our Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC with offices located at 18 Lafayette Place, Woodmere, NY 11598, and a telephone number of (212) 828-8436. Our transfer agent also serves as the Warrant Agent for the Warrants.

Dividend Policy

We have not paid dividends during the three most recently completed fiscal years and have no current plans to pay dividends on our Common Stock. We currently intend to retain all our earnings, if any, for use in our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the years ended December 31, 2024 and 2023 should be read in conjunction with the information included under “Business,” “Selected Financial Data” and our financial statements and the accompanying notes included elsewhere in this prospectus. The discussion and analysis below are based on comparisons between our historical financial data for different periods and include certain forward-looking statements about our business, operations, and financial performance.

The statements contained in the following MD&A and elsewhere throughout this Post-Effective Amendment, including any documents incorporated by reference, that are not historical facts, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar words or expressions. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements.

These forward-looking statements, which reflect our management’s beliefs, objectives, and expectations as of the date hereof, are based on the best judgement of our management. All forward-looking statements speak only as of the date on which they are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following: economic, social and political conditions, global economic downturns resulting from extraordinary events such as the COVID-19 pandemic and other securities industry risks; interest rate risks; liquidity risks; credit risk with clients and counterparties; risk of liability for errors in clearing functions; systemic risk; systems failures, delays and capacity constraints; network security risks; competition; reliance on external service providers; new laws and regulations affecting our business; net capital requirements; extensive regulation, regulatory uncertainties and legal matters; failure to maintain relationships with employees, customers, business partners or governmental entities; the inability to achieve synergies or to implement integration plans and other consequences associated with risks and uncertainties detailed in our filings with the SEC, including our most recent filings on Forms 10-K and 10-Q.

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We caution that the foregoing list of factors is not exclusive, and new factors may emerge, or changes to the foregoing factors may occur, that could impact our business. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws.

Certain information contained in this discussion and elsewhere in this report may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that act. The safe harbor created by the Private Securities Litigation Reform Act will not apply to certain “forward looking statements” because we issued “penny stock” (as defined in Section 3(a)(51) of the Securities Exchange Act of 1934 and Rule 3(a)(51-1) under the Exchange Act) during the three year period preceding the date(s) on which those forward looking statements were first made, except to the extent otherwise specifically provided by rule, regulation or order of the Securities and Exchange Commission. We caution readers that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this Report or which are otherwise made by or on our behalf. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “explore,” “consider,” “anticipate,” “intend,” “could,” “estimate,” “plan,” or “propose” or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. Factors that may affect our results include, but are not limited to, the risks and uncertainties associated with:

●	Our ability to raise capital is necessary to sustain our anticipated operations and implement our business plan,
●	Our ability to implement our business plan,
●	Our ability to generate sufficient cash to survive,
●	The degree and nature of our competition,
●	The lack of diversification of our business plan,
●	The general volatility of the capital markets and the establishment of a market for our shares, and
●	Disruption in the economic and financial conditions primarily from the impact of past terrorist attacks in the United States, threats of future attacks, police, and military activities overseas and other disruptive worldwide political and economic events and environmental weather conditions.

We are also subject to other risks detailed from time to time in our other filings with the Securities and Exchange Commission and elsewhere in this report. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Critical Accounting Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). the preparation of these financial statements requires management to make assumptions, judgments and estimates that can have a significant impact on the reported amounts of assets, liabilities, revenues and expenses. We base our estimates on historical experiences and on various other assumptions believed to be applicable and reasonable under the circumstances accordingly. We also discuss our critical accounting estimates with the Audit Committee of the Board of Directors. Note 2, Summary of Significant Accounting Policies, in Notes to Financial Statements in Item 8 of Part II of this Annual Report on Form 10-K describes the significant accounting policies used in the preparation of the financial statements.

We have listed below our critical accounting estimates that we believe have the greatest potential impact on our financial statements. historically, our assumptions, judgments and estimates relative to our critical accounting estimates have not differed materially from actual results. We do not expect the estimates and assumptions to change materially.

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Revenue Recognition

The Company records revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers.” Revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, the Company applies the following five-step approach: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as a performance obligation is satisfied.

The Company primarily recognizes revenue from: (i) patient care services related to medical evaluation and treatment and (ii) product retail sales, (iii) service affiliate agreements.

Revenue from patient care services, which relates to medical evaluation and treatment, is reported at the amount reflecting the consideration to which the Company expects to be entitled in exchange for providing these services. These amounts are due from patients, third-party payors (including Medicare, Medicaid, and commercial insurance payers), and others. The patient is considered the Company’s customer, and a signed patient treatment consent typically constitutes a written contract between the Company and the patient. Patient care services are considered discrete and are initiated and concluded at the patient’s discretion, which occurs each individual appointment. Generally, the Company satisfies its performance obligations at a point in time, specifically when it has the right to invoice the customer for the work completed, which usually occurs on an interaction basis for the work performed during any given billable interaction. The Company has determined that the underlying nature of the services provided remains consistent across different payor types. Consequently, the Company utilizes a portfolio approach to assess price concessions in its contracts with patients. The Company recognizes revenue for patient care services net of price concessions, which include contractual adjustments provided to third-party payors, discounts offered to uninsured patients in accordance with the Company’s policy, and/or implicit price concessions extended to patients. Implicit price concessions, representing differences between the amount the Company expects to receive from patients and standard billing rates, are accounted for as contractual adjustments or discounts, deducted from gross revenue to calculate net revenues. The Company bases its estimates of contractual adjustments and discounts on contractual agreements, its discount policies, and historical experience.

Revenue from retail sales is recognized when control of the goods is transferred to the customer. This occurs when the customer can direct the use of, and obtain substantially all benefits from, the Company’s products, generally at the time of shipment or customer pickup. Revenue is recorded at the net sales price, which includes estimates of variable consideration such as product returns, rebates, discounts, and other adjustments. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues.

Revenue from service affiliate agreements is recognized when control of the promised goods or services is transferred to our customers, or when services are rendered to the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. We account for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and the collectability of consideration is probable. The company recognizes revenue after the service price has been allocated and when it satisfies the performance obligation. Usually, there is only a single performance obligation in the sale and service, and therefore the entire transaction price is allocated to the single performance obligation. This typically occurs at a point in time when products and/or services are rendered, delivered, or shipped. The transaction price for contracts is set per the contract language. The transaction price for services is set by the company for the various service options less current discounts or coupons offered, where the discounts are set and approved by management from time to time.

Income Taxes

Deferred income tax assets and liabilities are recorded with respect to temporary differences in the accounting treatment of items for financial reporting purposes and for income tax purposes. Where, based on the weight of available evidence, it is more likely than not that some amount of recorded deferred tax assets will not be realized, a valuation allowance is established for the amount that, in management’s judgment, is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized. A tax position must meet a minimum probability threshold before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

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Stock-Based Compensation

Stock-based awards granted to qualified employees, non-employee directors and consultants are measured at fair value and recognized as an expense in accordance with ASC Topic 718, “Share-Based Payments.” For service-based awards, stock-based compensation is recognized on a straight-line basis over the requisite service period, which is generally the vesting period. The fair value of stock options is estimated using a Black-Scholes option valuation model. Restricted stock awards are valued based on the closing stock price on the date of grant (intrinsic value method). The Company has elected to recognize forfeitures as they occur.

Recent Accounting Pronouncements

For a complete description of recent accounting pronouncements, including the expected dates of adoption and estimated effects on financial condition and results of operations, refer to Note 2, Summary of Significant Accounting Policies, in Notes to Financial Statements in Item 8 of Part II of this Annual Report on Form 10-K.

Results of Operations

The following table sets forth key components of our results of operations during the years ended December 31, 2024 and 2023, both in dollars and as a percentage of our revenues.

	For the Years Ended December 31,
	2024		2023
	Amount	% of Revenues	Amount	% of Revenues

Revenues	$2,719,840	100.0%	$3,768,598	100.0%

Operating Expenses
Cost of revenues	82,814	3.0%	226,166	6.0%
Salaries and wages	3,562,405	131.0%	3,698,467	98.1%
General and administrative	1,907,055	70.1%	1,356,048	36.0%
Research and development	377,731	13.9%	2,500	0.1%
Depreciation	136,606	5.0%	105,637	2.8%
Total Operating Expenses	6,066,611	223.1%	5,388,818	143.0%

Loss from operations	(3,346,771)	(123.1)%	(1,620,220)	(43.0)%

Other income (Expense)
Other income	100,410	3.7%	58,603	1.6%
Interest expense	(393,448)	(14.5)%	(55,844)	(1.5)%
Loss on extinguishment of debt	(38,889)	(1.4)%	-	0.0%
Loss on change in fair value of derivative liability	61,051	2.2%	-	0.0%
Total Other Income	(270,876)	(10.0)%	2,759	0.1%

Net loss before income taxes	(3,617,647)	(133.0)%	(1,617,461)	(42.9)%
Income tax benefit	-	0.0%	-	0.0%
Net loss	$(3,617,647)	(133.0)%	$(1,617,461)	(42.9)%

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Revenues

The Company recognized $114,741 in reimbursements from insurance payers during the three months ended December 31, 2024, representing a 7.7% increase compared to the $106,567 recognized during the three months ended September 30, 2024. The Company recognized $347,633 in reimbursements from insurance payers during the twelve months ended December 31, 2024, representing a 1,087.9% increase compared to the $29,265 recognized during the twelve months ended December 31, 2023.

The Company had revenues of $2,719,840 for the year ended December 31, 2024, compared to $3,768,598 for the year ended December 31, 2023. Revenues decreased comparable to the prior year, by $1,048,758, or 27.8%. The decrease in revenues is primarily attributed to a decrease in retail sales as the Company discontinued white-labeled product sales in 2024 and decreases in cash-pay patient care services compared to the prior period as KindlyMD focused on shifting toward insurance billing with commercial and governmental payers including Medicare, Medicaid, Select Health, Blue Cross Blue Shield, Cigna, and other commercial payers. We believe the investment in the expansion of in-network insurance contracts will provide greater opportunity for more revenue growth in the future compared to previous years.

Operating Expenses

Operating expenses increased by $677,793, or 12.6%, to $6,066,611 for the year ended December 31, 2024, from $5,388,818 for the year ended December 31, 2023. The increase in operating expenses is primarily due to the following:

1.	Salaries and wages decreased by $136,062, or 3.7%, to $3,562,405 for the year ended December 31, 2024, from $3,698,467 for the year ended December 31, 2023. The decrease in salaries and wages is primarily attributed to $351,833 less contract labor in our operations and IT departments.

2.	General and administrative expenses increased by $551,007, or 40.6%, to $1,907,055 for the year ended December 31, 2024, from $1,356,048 for the year ended December 31, 2023. The increase in general and administrative expenses is primarily attributed to increased professional fees in the amount of $373,721 and directors’ and officers’ insurance expense of $172,695.

3.	Research and development expenses increased by $375,231, or 15,009.2%, to $377,731 for the year ended December 31, 2024, from $2,500 for the year ended December 31, 2023. The increase in research and development expenses is primarily attributed to KindlyMD building and segmenting our Enterprise Data Management infrastructure.

4.	Cost of revenues decreased by $143,352, or 63.4%, to $82,814 for the year ended December 31, 2024, from $226,166 for the year ended December 31, 2023. The decrease in cost of revenues is primarily attributed to the elimination of white-labeled retail products, the corresponding decline in revenues and a reduction to the inventory reserve.

Other Income (Expense)

Other income (expense) decreased by $273,635, or 9917.9%, to $(270,876) for the year ended December 31, 2024, from $2,759 for the year ended December 31, 2023. This decrease in net other income is primarily attributable to the combination of the following:

1.	Interest income increased by $41,807, or 71.3%, to $100,410 for year ended December 31, 2024, from $58,603 for the year ended December 31, 2023.

2.	Interest expense increased by $337,604, or 604.5%, to $393,448 for the year ended December 31, 2024 from $55,844 for the year ended December 31, 2023. This increase in interest expense is primarily attributed to accrued interest and amortization of debt discounts of $374,528 as further described in Note 8.

3.	As a result of the repayment and issuance of common shares upon settlement of notes payable in connection with our IPO, during the year ended December 31, 2024, the Company recorded a loss on extinguishment of debt of $38,889 and a gain on change in fair value of derivative liability of $61,051.

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Net Loss

As a result of the cumulative effect of the factors described above, our net loss was $3,617,647 for the year ended December 31, 2024, compared to $1,617,461 for the year ended December 31, 2023.

Net loss per share increased by $0.31 or 86.1%, to $(0.67) for the year ended December 31, 2024, compared to $(0.36) for the year ended December 31, 2023. Management continues to look for opportunities to increase sales, acquire additional businesses, improve margins, and control ongoing operating expenses.

Liquidity and Capital Resources

As of December 31, 2024, we had working capital of $1,899,602, an increase of $2,097,122, or 1,061.7%, compared to a working capital deficit of $197,520 as of December 31, 2023. The increase in working capital is primarily due to $5.9 million in net proceeds received from the Company’s IPO, offset by cash used for operations. We believe that our existing balances of cash and capital resources, inclusive of available financing opportunities and funds generated from operations, are sufficient to meet anticipated capital requirements, fund our operations and support our growth. Our cash requirements, however, are subject to change as business conditions change.

As of December 31, 2024, we had total assets of $3,677,992, an increase of $2,578,790, or 234.6%, compared to $1,099,202 as of December 31, 2023. The increase in total assets is primarily due to an increase in cash and cash equivalents in the amount of $1,748,124, right of use assets operating leases in the amount of $405,945, and capitalized software of $388,338. These increases were offset by a decrease in PP&E of $112,337.

As of December 31, 2024, we had total liabilities of $1,109,682, a decrease of $97,932, or 8.1%, compared to $1,207,614 as of December 31, 2023. This decrease is primarily due to the decrease in derivative liability of $238,000 and a decrease in notes payable of $228,871 offset by increases in right of use liabilities of $331,722.

As of December 31, 2024, we had total stockholders’ equity of $2,568,310, an increase of $2,676,722, or 2,469.0%, compared to stockholders’ deficit of $108,412 as of December 31, 2023.

The following table sets forth key components of our results of cash flow activities during the years ended December 31, 2024 and 2023.

	For the Years Ended December 31,
	2024	2023
	Amount	Amount

Cash used in operating activities	$(3,073,891)	$(449,489)
Cash used in investing activities	(401,631)	(14,420)
Cash provided by financing activities	5,223,646	802,491
Net change in cash and cash equivalents	$1,748,124	$338,582

Cash Flow

During the year ended December 31, 2024, our net cash used in operating activities was $3,073,891, compared to $449,489 during the year ended December 31, 2023. The change in net cash from operating activities is primarily due to the net loss increase of $2,000,186, offset by a decrease in prepaid expenses and accounts payable of $421,023.

Net cash used in investing activities was $401,631 during the year ended December 31, 2024, compared to $14,420 during the year ended December 31, 2023.

Net cash provided by financing activities was $5,223,646 during the year ended December 31, 2024, compared to $802,491 during the year ended December 31, 2023. The increase in cash provided by financing activities is primarily due to the net proceeds from the issuance of common shares and warrants in connection with our public offering.

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As a result of cash flow activities, our net cash increased by $1,748,124, or 332.7%, to $2,273,624 as of December 31, 2024, from $525,500 as of December 31, 2023.

Outlook

We are in the early stages of development. During 2024 our focus was on enhancing the Company’s in-network status with commercial insurance payers, beginning development of an industry leading data management program, and continuing the shift-from cash-pay services to insurance reimbursed services. During 2025 and beyond, we expect to continue investing in our growth initiatives, including expanding our insured client base, enhancing our integrated behavioral health and telemedicine service offerings, and improving our operational efficiency. We continue to focus on building the foundational data environment and integration pathways for initial data sources and standardization of data for analysis to create and enhance the value of our data offerings. We also continue to seek transactions that will enhance shareholder value.

We believe that these investments will support our long-term growth and profitability.

However, we recognize that there are inherent risks and uncertainties associated with our growth strategy, including the ability to maintain and grow our client base, successfully execute on our strategic initiatives, and manage our operating expenses. We will continue to monitor our financial performance and adjust our growth strategy as necessary to ensure the long-term success of our business.

Plan of Operation

We are in the early stages of development. At present, our operations are solely based in Utah and we have not currently targeted or planned specific expansion into other states. Given the complex, state-specific regulatory landscape of the healthcare industry, expanding our operations will necessitate extensive preparation and understanding of the relevant regulations, licensure, and registration requirements in any such state. Each state has a unique set of rules and regulations pertaining to the use, possession, and distribution of controlled substance prescription services and use by patients. Consequently, any potential expansion will involve a careful evaluation of the state-specific regulatory environment, ensuring full compliance with all requisite laws and regulations to prevent legal ramifications.

The company has not taken concrete steps to expand into markets outside of Utah as of this filing, nor have we entered into commitments for any material acquisitions or investments.

1.

With the success of our initiative to enhance in-network status with many commercial insurance payers in Utah now complete, we are planning an expansion of current and associated service lines, including integrated behavioral health, within the scope of KindlyMD’s operations. The expansion of services with integrated behavioral health will be a central focus as we continue to close the gaps left by traditional healthcare in order to position KindlyMD as a leader in holistic, patient-first care.

KindlyMD may also expand upon its existing service lines as we pursue virtual behavioral health program expansion to overlay this integrated approach to clinics we own or work with.

2.	Continue development of a pioneering medical data set in order to reshape healthcare thorough evidence-based innovation. At KindlyMD we are using our unique data to better understand the needs of our patients, ranging from how often we interact with them to what might enhance their health outcomes. Various tools are used to further our goals, including state of the art Large Language Models (LLMs) to quickly analyze and output our findings. By harnessing the power of medical data, we hope to create a comprehensive healthcare model that not only addresses the immediate needs of patients but also contributes to long-term health improvements and better overall outcomes.

3.	Execute a comprehensive branding, marketing, digital and social media strategy for the expansion of our revenue lines. KindlyMD markets its services through paid channels including but not limited to paid online advertising, social media, emails, YouTube channel content, blogging, press releases, and more.

4.	Acquisition growth strategy. We have not identified specific acquisition targets to disclose as of this filing. We intend to continue to seek beneficial acquisitions as much as we are able. These transactions will be evaluated by a team led by the CEO, COO, and consultant evaluators in order to maximize shareholder value.

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Enterprise Data Management

●	Data collection, research, and analysis are core tenets within KindlyMD and will continue through the 2025 operational plan and beyond. Key implementation projects may allow us to improve clinical research and development of best practice guidelines within the pain treatment market as well as develop products and services to enhance opioid prescription safety and risk mitigation programs for patients.
●	Highly focused patient evaluations and efficient documentation methods may produce clinical data sets that illustrate and help produce potentially highly effective patient treatment methods. Bringing behavioral healthcare to clinics we own or work with allows for BHC and prescribers to work together in real-time and coordinate care plans. This allows us to create standard workflows based on provider/patient interaction. This can be both art and science and may yield new processes that could improve patient outcomes in relation to the opioid epidemic in the United States. Specifically, by reducing the time to coordinate care, improving patient engagement and compliance, and collecting both prescriber and behavioral clinical data sets in one integrated system.
●	Continue work to interface electronic health record systems and clinical data models to create real-time metrics for patient’s or population’s health. Data points gathered from staff, providers, patients, and third parties, are entered into multiple systems with discreet data fields and reporting capabilities. We take this data, collate it, and analyze it to identify potentially efficacious treatment methodologies. Large data sets of this type may have many applications that could range from improved patient outcomes to licensed access.
●	Continued enhancements to data security policies and protocols. The healthcare and technology industries have constantly changed and increasing requirements. It is imperative that we remain abreast of current and emerging technologies if we wish to be at the forefront of the fight against the opioid epidemic. It is our plan to constantly assess and improve our processes, policies, and procedures to safeguard our data and our patients.
●	Integration with internal and partner resources. Kindly may work with partners, vendors, third parties, as well as internally to enhance the flow of bi-directional information where possible. Once created, integrations of this type can greatly increase the speed of information gathering and data research and may even be licensed for use with other entities.

Outpatient Medicine

KindlyMD will work to expand services of outpatient evaluation and management of chronic pain patients as well as patients seeking management of alternative, non-opioid medicine. This effort includes the expansion of services within the Utah market and may include expansion into additional markets. KindlyMD has been able to hire highly skilled and motivated individuals who advocate for non-opioid drugs and who are motivated to be involved in the integrated behavioral healthcare movement. We anticipate increasing labor costs due to this and macroeconomic factors.

Clinic operations will continue to require a high number of licensed prescribers. Growth of the program will also require an increasing number of licensed therapists at a rate sufficient to maintain patient care and capacity.

Our model of healthcare blends prescribers and licensed behavioral health clinicians into patient care plans at the point of service. Although there are a number of small to large networks using this model in low-income and high-risk population care, we know of no other large clinic in Utah which uses this integration model.

Service Affiliate Agreements

KindlyMD networks with local healthcare clinics and product suppliers in geographic markets to maximize our ability to increase service offerings to more individuals, including overlaying our integrated model of health care into existing clinics. We work with local healthcare facilities, individual providers and administrators at the local Veterans Administration (VA), as well as organizations specializing in evaluation and management of similar conditions as well as organizations focused in specialized procedures, treatments, and behavioral therapy. These include referrals and cooperation in patient care plans which may include services provided by different clinics. These service agreements are governed by a healthcare Business Associate Agreement (BAA) as well as financial contracts, where necessary. KindlyMD plans to increase affiliate agreements thru 2025.

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Our BAA with local healthcare clinics, manufacturers and vendors includes written description of obligations and activities of the business associate, explaining that the associate will not use of disclose Protected Health Information (PHI) other than as permitted or required by the Agreement or as required by law. It also states that the associate will use appropriate safeguards to prevent the use or disclosure of PHI. The Company does not currently have vendors or associates that review predictions or inferences made by AI. Furthermore, the BAA specifies situations in which the associate is allowed to use and disclose PHI. This could be for the purposes of the services they provide, or for managing and administering their own business. The Company is responsible for notifying the associate of any limitations in its notice of privacy practices, changes in and individual’s permission to use PHI, and any restrictions on the use of PHI. The term of the BAA is specified in each BAA and termination provisions allow for termination of the BAA if the associate violates a material term of the Agreement. Otherwise, the BAA will remain in effect until written notice of termination.

KindlyMD has a combined reach of over 42,000 email contacts and 24,200 YouTube subscribers that have opted in to our education and marketing communication. We strive to build a large audience of those seeking honest, evidence-based, holistic and practical information about alternatives to opioids and leverage this through service affiliate agreements.

Retail Sales

Our mission is to enhance our patients’ and customers’ overall quality of life and reduce the use of prescription medications, specifically opioids. KindlyMD will continue to offer retail products to patients and customers through in-clinic and online retail sales. The company may continue to sell products that contain CBD, while maintaining THC amounts within the limits set in the 2018 Farm Bill.

KindlyMD’s commercial operations are in Salt Lake City, Utah.

No assurances can be given that any of these plans will come to fruition or that if implemented they will necessarily yield positive results.

BUSINESS

Overview

KindlyMD is a patient-first healthcare and healthcare data company redefining value-based care and patient-centered medical services. Formed in 2019, KindlyMD leverages data analysis to deliver evidence-based, personalized solutions in order to reduce opioid use, improve health outcomes faster, and provide value-based, algorithmic guidance on the use of alternative medicine in healthcare.

We aspire to collect and analyze valuable data on alternative treatments as well as biopsychosocial factors to provide better health outcomes. This results in valuable data for patients, the Company, and the Company’s investors. KindlyMD aims to become a leading source of evidence-based assessment and treatment data in the fight against the opioid epidemic and a leader in redefined value-based care.

KindlyMD’s unique value proposition is to provide for a patient-focused healthcare experience that integrates traditional medical evaluation and management with mental health integration along with compliant alternative medicine education and inclusion. We focus on creating personalized care plans for each patient so they can get back to work and life faster, reduce opioid use, and have high patient satisfaction. The Company’s competitive advantage lies in its ability to overlay this integrated approach to clinics we own or work with.

Our specialty outpatient clinical services are reimbursed by Medicare, Medicaid, and commercial insurance contracts as well as offered on a fee-for-service basis. The Company offers both in-person and telemedicine options for patients. KindlyMD provides management of, but not limited to, pain, functional medicine, cognitive behavioral therapy, addiction, recovery support services, overdose education efforts, peer support, limited urgent care, preventative medicine, medically managed weight loss, and hormone therapy.

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KindlyMD’s Role in Fighting the Opioid Epidemic

The market opportunity and potential for growth in the US for companies addressing the chronic pain market is significant. According to a November 2024 report from the Centers for Disease Control and Prevention (CDC), approximately 25% of Americans suffer from chronic pain, with nearly 1 in 10 experiencing severe pain that limits daily activities or work. The Journal of Pain estimates the annual economic cost of chronic pain in the U.S. to be as high as $635.0 billion. In terms of office visits, it is estimated that over 100 million visits to healthcare providers are due to chronic pain each year.

With the rise of electronic health records (EHRs), clinics now capture trillions of data points per year. However, very few have the tools or expertise to analyze this information to uncover trends and opportunities for improving care. According to Grand View Research, the global healthcare analytics sector was valued at USD $53.0 billion in 2024 and is expected to grow at a compound annual growth rate (CAGR) of 21.1%, reaching USD $167.0 billion by 2030. Our specialization in health data may give us a distinct advantage in a rapidly expanding market, further enhancing our growth prospects. Our data offers distinct value by providing insights that are tailored to emerging fields like integrated behavioral healthcare, which we believe to be underrepresented in traditional healthcare data sources.

KindlyMD’s Enterprise Data Management (EDM) model provides a missing link by centralizing and standardizing data from various systems and empowering our clinic networks with actionable insights they can use to enhance patient outcomes. Specifically, our solutions seek to help clinics:

●	Reduce the burden of opioid use in the patient population.
●	Improve outcomes for patients by integrating psychological and physical function measurement data, allowing clinicians and patients to see the “whole picture” to optimize the value of care they provide and directly improve outcomes for patients.

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The integration of behavioral health services into the treatment of chronic pain is in the early adoption phase of market development, with an increasing number of healthcare providers recognizing the importance of addressing the psychological factors contributing to chronic pain. According to Precedence Research, the U.S. behavioral health market was valued at approximately $89.10 billion in 2024 and is projected to reach $165.38 billion by 2034.

The addition of tele-behavioral health is a high yield way to quickly penetrate a large existing market of pain clinics seeking ways to improve patient outcomes through the addition of mental health services and reduce liability. Rising demand for surgeries, increasing awareness, availability of treatment options, and the willingness to seek treatment are expected to complement the growth of the population of patients seeking treatment for pain and/or chronic pain medication use.

The combination of the large and growing chronic pain patient population, the increasing demand for data options, and the growing recognition of the importance of behavioral health in whole-patient treatments creates a significant market opportunity for companies like KindlyMD.

The four pillars of KindlyMD are:

1.	Listen First. KindlyMD identifies mental health issues at the first visit and blends integrated behavioral health services into every patient care plan.

2.	Integrate. Each “Integration Team” consists of a prescriber, BHC (Behavioral Health Clinician), and Care Coordinator — we see the “whole picture.”

3.	Track the Data. The KindlyMD vision is to become the premier source of healthcare data around integration of mental and physical health treatment for better outcomes. We also track data to integrate an algorithm for alternative medicine into evidence-based healthcare.

4.	Understand the Need. KindlyMD understands the need to address physical factors and mental health to end the opioid epidemic.

KindlyMD Headquarters

Our headquarters are located at 5097 S 900 E, Suite 100 Salt Lake City, UT 84117.

Our headquarters include 5,321 square feet of clinic and office space in Murray Utah. This offers up to ten exam and consultation rooms to our local clinical capacity. We will also use this flagship location as a training facility for new providers and staff to learn the integrated behavioral medical model.

Business Revenue Streams

We currently earn revenue through (i) patient care services related to medical evaluation and treatment, (ii) service affiliate agreements, and (iii) product retail sales. In the future, we hope to add data leasing and sales to these revenue streams.

KindlyMD is a licensed healthcare facility performing evaluation and management for non-emergent conditions in a direct care and insurance reimbursed model. We are contracted with most major insurance payers in Utah, covering over 95% of the insured population. KindlyMD focuses primarily on three visit types. 1) Patients with pain who are using opioid medications, 2) patients seeking evaluation and management for non-emergent conditions by a licensed prescriber. 3) Behavioral Therapy and guided therapy visits billed through traditional insurance or out of pocket.

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Patient Care Services

Payments are received from patients directly or reimbursed from Medicare, Medicaid, or commercial insurance contracts. KindlyMD treated 20,636 patient visits during 2024 in Utah compared to 18,930 patient visits during 2023.

Behavioral Therapy and Guided Therapy Visits

Behavioral health therapy visits are integrated into the Company’s clinical model and are performed either on a fee for service basis or reimbursed through traditional insurance contracts. The clinical model includes targeted behavioral therapy sessions at each visit, plus the Company offers traditional therapy sessions with licensed therapists trained in trauma-based therapy and other modalities as described at kindlymd.com.

Service Affiliate Agreements

KindlyMD networks with local healthcare clinics to maximize our ability to increase service offerings to more individuals, including overlaying our integrated model of health care into existing clinics. We work with local healthcare facilities, the providers and administrators at the local Veterans Administration (VA), including those specializing in the evaluation and management of similar conditions as well as organizations focused on specialized procedures, treatments, and behavioral health therapy. These include referrals and cooperation in patient care plans which may include services provided by different clinics. In the future, KindlyMD may also sublease space within a primary clinic in order to expand services by an affiliate organization. These service affiliate agreements are governed by a healthcare Business Associate Agreement (BAA) as well as financial contracts, where necessary.

Data Collection and Research

KindlyMD collects valuable data through our services and interactions. Clients provide data directly, as do clinicians and staff by collecting data about interactions such as product and medication use, experiences, and behaviors. The data we collect depends on the context of the interactions with KindlyMD and the choices people make, including their privacy settings and the products and features they use. We also obtain data about customers, patients, and clients from third parties. This data may be marketed to life science companies, healthcare providers, healthcare payers, industry groups, data aggregators, and research institutions through service affiliate agreements.

Clinical and demographic data are particularly useful in understanding the needs of patients. This includes information such as names, addresses, income levels, household indicators, diagnosis, symptoms, medical history, social history, along with data from purchased products from websites and clinics, including item types, quantity, and average time before the next purchase. Information about medical conditions and medications used provides insights into the healthcare requirements of individual patients. These insights can help tailor our services to better meet patient needs and contribute to improved health outcomes and business decisions.

Patients consent to allow KindlyMD the use of their data upon signing up for our services. When we collect demographic or medical data during appointments and questionnaire gathering, we inform the patient that their information is protected under HIPAA and that we will not share private health information with other institutions or individuals without the patient’s consent. Patients, clients, and customers of KindlyMD have choices when it comes to the technology they use and the data they share. If someone chooses not to share their data with KindlyMD, we may not provide services. Where providing data is optional, clients, patients, and customers are offered the choice to provide the data or not.

We integrate data collected from various interactions and third parties to enhance patient experience, support informed business and clinical decisions, and achieve other legitimate business purposes.

Our processing of personal and healthcare data for these purposes includes both automated and manual (human) methods of processing. Our automated methods are related to and supported by our manual methods. For example, our automated methods may include artificial intelligence (AI). We are currently training machine learning processes within our computer environment to improve categorization of patient needs and improve business operations while using prepopulated AI models, like ChatGPT from OpenAI, to help us leverage data. This use of AI enables us to quickly and effectively organize the use of the data we collect, resulting in improved business operations and patient services. This technology is being leveraged to help categorize and identify trends in various data sets, including what brings a patient to our clinic, from where and under what pretexts.

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The information gathered resides in our Enterprise Data Management warehouse, where we have business agreements with each entity accessing this system. A manual review may be conducted by KindlyMD employees or vendors who are working on KindlyMD’s behalf.

We share data only with consent or authorization. Data may also be shared with KindlyMD’s affiliates and subsidiaries, vendors acting on our behalf, or as required by law or legal processes. Additionally, we may share data to protect patients and customers, safeguard lives, ensure the security of our products, and uphold the rights and property of KindlyMD’s shareholders, customers, and patients.

KindlyMD is required to protect the information it collects and maintains. KindlyMD respects the right to privacy and protects the information it maintains about clients and patients in accordance with all required laws, regulations and standards. All healthcare research and published data regarding clinical outcomes is anonymized and governed by HIPAA. Personally identifying information is protected and removed from any research, publication, lease, or sale to any third party.

Retail Sales

Our mission is to enhance our patients’ and customers’ overall quality of life and reduce the use of prescription medications, specifically opioids. The Company’s retail product offerings may include products that contain CBD, while maintaining THC amounts within the limits set in the 2018 Farm Bill.

Product Description

When KindlyMD sells products considered as hemp, we purchase finished products supplied by third party with whom we have no material written agreements related to their licensing to process hemp. All products are approved for sale in Utah and registered by the Utah Department of Agriculture and Food, Division of Industrial Hemp (UDAF). Additionally, in order to sell hemp products in Utah, we must register as a hemp retailer through UDAF each calendar year.

Beyond the federal guidelines, which are further described in the section “Government Regulations,” hemp products registered in Utah cannot exceed a total of THC and any THC analog that is greater than 5 milligrams per serving; and 150 milligrams per package or be sold to persons under 21 years of age.

Our Competitive Strengths

KindlyMD is one of the largest providers of medical evaluation and management services related to treatment recommendations for the medical cannabis program in Utah, serving over 71,751 visits as of this filing. Our model of healthcare is unique in Utah, blending prescribers and licensed behavioral health clinicians into every patient care plan. We know of no other large pain clinic in Utah that operates this integration model. We are one of a limited number of specialty providers who allow patients to utilize non-opioid alternative medications with their opioids with supervision by a licensed prescriber who receives reimbursement from Medicare, Medicaid, or commercial insurance payers for services in-network. KindlyMD providers are experts in de-prescribing and using alternatives to opioids, so much so that in a survey of 1,157 KindlyMD patients, 88% of our patients saw a reduction in other medication in just 6 months.

In addition to our in-person clinics, KindlyMD offers telehealth visits online to patients in the Utah market where the standard of care is the same as in-person visits. The Company’s competitive advantage lies in its ability to overlay this integrated approach to clinics we own or work with. KindlyMD believes its business model could thrive in other states where a pain clinic can build a profitable base in treating pain patients with prescription medication regardless of the state-legal alternative, non-opioid options available to patients. With KindlyMD’s data-driven model, positive outcomes could contribute to more favorable legislation toward many non-opioid alternative medication options in the US to augment treatment protocols.

In addition, KindlyMD’s significant database and data collection model sets it apart from its competitors. Visits may be charted by two clinicians, one prescriber and one BHC. This data focuses on why and how patients may turn to alternative medicine to reduce prescription medication use and addiction and is a valuable tool in establishing treatment protocols and advocating the medical and pharmaceutical industries for more diverse treatment options. Our data may offer distinct value by providing insights that are tailored to emerging fields like integrated behavioral healthcare, which we believe to be underrepresented in traditional healthcare data sources.

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Competition

Our competition are pain clinics as well as other non-opioid specialty alternative medicine clinics in Utah (such as goforward.com or Medalus). Competition also comes from the behavioral integration company EvolvedMD, who are a behavioral health company embedding BHC’s into existing clinics in Arizona and Utah through an affiliate model. Further, we also face competition from other non-opioid-focused healthcare data collection companies. However, the Company believes that there is a high barrier for entry in this industry that requires specialized expertise and significant capital. The Company believes it can compete with these other companies due to the experience of the team and the unique model of healthcare provided.

Marketing and Customers

KindlyMD uses and plans to use various marketing techniques to advertise its services and attract potential new clients and patients. Such techniques include posting videos on YouTube, email marketing, online and social media marketing, print advertising in target markets, publishing research, and participating in speaking engagements.

KindlyMD has two specific target markets: patients and businesses. KindlyMD attempts to target patients suffering from chronic pain and adults on opioids or more than one prescription medication. Further, the Company targets businesses looking for data resources, expanded behavioral clinic operations, and centers dedicated to wellness, research and analysis, market research, and consumer analyses.

Corporate History

On December 2, 2019, the Company filed their original articles of organization with the state of Utah under the name “Utah Therapeutic Health Center, PLLC.”

On April 15, 2020, the Company filed Articles of conversion with the State of Utah converting the entity from a PLLC to an LLC.

On March 11, 2022, the Company filed Articles of Conversion with the State of Utah converting the entity from a limited liability company to a corporation and formally changing the name of the Company to “Kindly MD, Inc.”

On July 5, 2022, the Company filed Amended and Restated Articles of Incorporation with the State of Utah, adding a preferred class of stock to its authorized shares and increasing the number of common shares authorized, among other corporate governance matters.

On June 3, 2024, the company completed an IPO, resulting in the issuance of 1,240,910 shares of common stock and received gross proceeds of approximately $6.8 million. After deducting offering expenses, the Company received net proceeds of approximately $5.9 million.

Intellectual Property

The Company’s trademarks, for the word “KindlyMD” and the flower-like logo, were filed on November 9, 2022 and registered on December 12, 2023, associated with “Alternative medicine services; Medical clinic services; Mental health therapy services; Physician services; Provision of health care and medical services by health care professionals via the Internet or telecommunication networks”.

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Properties

Currently, the Company operates at the following locations:

In Murray, Utah at 5097 S 900 E, Suite 100, Salt Lake City, UT 84117. The lease commenced on October 1, 2022, and is for a term of 52 months. The monthly base rent is $6,873 with scheduled increases.

In Millcreek, Utah at 740 E 3900 S, Suite 108, Salt Lake City, Utah 84107. The lease renewal commenced on July 22, 2024, and is for a term of 12 months. The monthly base rent is $2,400.

In Ogden, Utah at 2485 Grant Ave, Suite 105, Ogden, Utah 84401. The lease renewal commenced on September 1, 2023, and is for a term of 12 months. The monthly base rent is $978.

In Ogden, Utah at 425 East 5320 South; Suite 205, Ogden, Utah 84405. The lease commenced on December 1, 2024, and is for a term of 86 months. The monthly base rent is $6,211 with scheduled increases.

In Bountiful, Utah at 580 W 100 N, Suite 4, Bountiful, Utah 84010. The lease commenced on June 1, 2021, and is for a term of 48 months. The monthly base rent is $1,152 with scheduled increases.

In Provo, Utah at 222 Draper Lane, Suite 2, Provo, Utah 84601. The lease commenced on March 1, 2021, and is for a term of 58 months. The monthly base rent is $400 with scheduled increases.

Seasonality

Healthcare clinics and data collection and research businesses typically operate on a full-time basis, twelve months a year, without much seasonal impact or variation.

Employees and Human Capital

We currently have a total of 61 employees, consisting of 23 full-time employees and 38 part-time employees.

Government Regulation

We are subject to local, state, federal and international laws, statutes, rules, policies, and regulations (collectively “Regulations”) that relate directly or indirectly to our operations. These include health practices, privacy, and data protection regulations. Our business operations involve the collection, transfer, use, disclosure, security, and disposal of personal or sensitive information. As a result, our business is subject to complex and evolving U.S. and international laws and regulations regarding privacy and data protection. We are also subject to common business and tax rules and regulations pertaining to the operation of our business. Below is a discussion of the federal and state-level regulatory regimes in those jurisdictions where we are currently directly involved.

We are subject to the Controlled Substances Act (CSA) as enforced by the Drug Enforcement Administration (DEA). The CSA is the federal U.S. drug policy under which the manufacture, importation, possession, use, and distribution of certain narcotics, stimulants, depressants, hallucinogens, anabolic steroids, and other chemicals are regulated. The DEA is the federal agency responsible for enforcing the CSA. A pain clinic that prescribes opioids must register with the DEA and follow strict record-keeping, reporting, and security measures to ensure that these substances are not misused. Non-compliance can result in substantial penalties and criminal charges.

Food and Drug Administration (FDA): The FDA is responsible for protecting the public health by ensuring the safety, efficacy, and security of drugs, biological products, and medical devices. Our clinic must only use FDA-approved medications and devices and follow FDA guidelines in their use.

Utah State Medical Boards: Each state has its own medical board that licenses and regulates physicians and other healthcare professionals. They also establish rules for clinics and the prescribing of controlled substances. We are subject to the Utah Department of Professional Licensing with regard to our Nurse Practitioners, Physician Assistants, Medical Doctors, Phycologists, and Licensed Clinical Social Workers to maintain licensing.

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Health Insurance Portability and Accountability Act (HIPAA): HIPAA sets national standards for the security of electronic health care transactions, the privacy of health information, and the conduct of healthcare providers. We must have systems in place to protect patient privacy and maintain data security.

Centers for Medicare & Medicaid Services (CMS): If or when KindlyMD treats Medicare or Medicaid patients, CMS rules dictate regarding billing, reporting, and patient care guidelines.

Federal Regulation of Cannabis

Kindly MD, Inc. does not grow, process, or sell cannabis in any form.

In 2005, the U.S. Supreme Court ruled that Congress has the power to regulate cannabis.

The U.S. federal government regulates drugs through the Controlled Substances Act, which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I controlled substance. A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The Department of Justice defines Schedule I drugs, substances or chemicals as “drugs with no currently accepted medical use and a high potential for abuse.” However, the Food and Drug Administration has approved Epidiolex, which contains a purified form of the drug CBD, a non-psychoactive ingredient, for the treatment of seizures associated with two epilepsy conditions. The Food and Drug Administration has not approved cannabis or cannabis compounds as a safe and effective drug for any other condition. Moreover, under the 2018 Farm Bill or Agriculture Improvement Act of 2018 legalized the regulated production of hemp, which is defined as cannabis with less than 0.3% THC by weight.

FDA and Hemp Products: The FDA regulates products containing cannabis or cannabis-derived compounds under the Federal Food, Drug, and Cosmetic Act (FD&C Act). The FDA currently prohibits THC or CBD products from being sold as dietary supplements or in food interstate commerce. Any product marketed with a therapeutic claim must be approved by the FDA before it can be sold.

KindlyMD does not market or sell products as dietary supplements or food and makes no health claims on any of the aforementioned products sold.

Cannabis is Largely Regulated at the State Level

State laws that permit and regulate the production, distribution and use of cannabis for adult use or medical purposes are in direct conflict with the Controlled Substances Act, which makes cannabis use and possession federally illegal. Although certain states and territories of the U.S. authorize medical and/or adult use cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, use, cultivation and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts under federal law under any and all circumstances under the Controlled Substances Act. Although our activities are believed to be compliant with applicable state and local laws, strict compliance with state and local laws with respect to cannabis may neither absolve us of liability under U.S. federal law, nor may it provide a defense to any federal proceeding which may be brought.

The risk of federal enforcement and other risks associated with our business are described in the section entitled “Risk Factors.”

Regulation of the Cannabis Market at State and Local Level

The Utah Medical Cannabis Act (H.B. 3001 Utah Medical Cannabis Act) directs the Utah Department of Health (UDOH) to issue medical cannabis cards to patients, register medical providers who wish to recommend medical cannabis treatment for their patients, and license medical cannabis pharmacies. Physicians, Advanced Practice Registered Nurses, and Physician Associates who are licensed to prescribe a controlled substance are allowed to recommend medical cannabis treatment for their patients. Providers must register through an Electronic Verification System (EVS) established by the UDOH. Registered providers may only recommend medical cannabis treatment to a patient in the course of the physician-patient relationship after completing and documenting in the patient’s record a thorough assessment of the patient’s condition and medical history.

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Hemp products are approved for sale in Utah and registered by the Utah Department of Agriculture and Food, Division of Industrial Hemp and Medical Cannabis (UDAF). This process requires a complete product registration application, a full panel certificate of analysis (COA), a product label design that complies with administrative rule R68-26-5, and a fee for each cannabinoid product registered. Each registration is effective for 12 months and must reapply for registration each year. Hemp is only allowed for sale in registered establishments through UDAF.

The Utah Department of Agriculture and Food oversees the market for industrial hemp and medical cannabis in Utah and is governed, in part, by H.B. 227 Hemp Amendments. This bill outlines the hemp producer registration process, establishes the age of 21 as the legal age in which a person in Utah may purchase a hemp product and generally governs the rules surrounding legal limits of tetrahydrocannabinol (THC) and THC analogs in hemp products to 5mg per serving and 150mg total per package. UDAF also regulates compliance by monitoring processors and retail establishments. All products labeled and sold in Utah must be approved by UDAF.

Product registration application and COA requirements are subject to Utah administrative rule R68-26-4 and R68-37 for testing standards. Label requirements are found in Utah administrative rule R68-26-5.

Telemedicine

The Utah Medical Practice Act allows healthcare providers to establish a provider-patient relationship via telemedicine, as long as the standard of care is the same as in-person visits. Healthcare providers providing telehealth and telepsychology telemedicine services to patients in Utah must be licensed to practice in the state. Utah allows for telemedicine prescribing as long as the standard of care is the same as in-person visits. Controlled substances have additional regulations that often require an in-person exam. All interactions between the treating provider and patient are considered healthcare interactions and therefore are governed by HIPAA privacy laws.

The Ryan Haight Online Pharmacy Consumer Protection Act of 2008: This is a federal law that regulates the distribution of controlled substances online. When KindlyMD uses telemedicine services to prescribe opioids, we must comply with this Act. The Ryan Haight Act requires a valid prescription for controlled substances, which generally entails a prior in-person medical evaluation.

Telepsychology services in Utah also require provider licensing, which is governed by the Utah Psychology Licensing Board. Providers need to meet stringent educational, internship, and examination requirements, aligning with the American Psychological Association’s guidelines.

Corporate Practice of Medicine laws aim to preserve the physician-patient relationship from potential commercial intrusions. In Utah, these laws apply to telemedicine. We enter into contractual agreements with physicians and APCs to preserve the provider-patient relationship from commercial intrusions.

Fee-splitting, the sharing of professional fees between medical practitioners and non-medical practitioners, is illegal in Utah. Cybersecurity is governed by the Utah health Information Network (UHIN) standards, which provide a framework for data security and protection in healthcare, which we adhere to. We utilize encryption for all healthcare related communication channels and data storage, inclusive of telemedicine. Insurance regulation also influences telemedicine practice in Utah. Utah law mandates private payer parity for telemedicine services, meaning private insurance companies must cover telemedicine services at the same rate as in-person services. However, specifics of billing and reimbursement vary among insurers.

Expansion Outside of Utah

At present, our operations are solely based in Utah, and we have not currently targeted or planned specific expansion into other states. Given the complex, state-specific regulatory landscape of the healthcare industry, expanding our operations will necessitate extensive preparation and understanding of the relevant regulations, licensure, and registration requirements in any such states.

Each state has a unique set of rules and regulations pertaining to the use, possession, production, and distribution of scheduled medications. Consequently, any potential expansion will involve a careful evaluation of the state-specific regulatory environment, ensuring full compliance with all requisite laws and regulations to prevent legal ramifications.

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Regulatory Risks

Our operations, although compliant with Utah state law, are still subject to U.S. federal law. There is always a risk of federal enforcement action, and non-compliance could lead to significant legal penalties, including but not limited to fines, imprisonment, seizure of assets, and prohibition of business operations.

Our business operations adjacent to the medical cannabis industry expose us to specific risks. The conflict between federal and state laws regarding cannabis creates a complex legal environment, where compliance with state law does not exempt us from federal prosecution. Federal enforcement could disrupt our operations and expose us to substantial legal risk. The ongoing evolution of regulations and their enforcement adds a layer of uncertainty to our business.

The Cannabis industry also faces societal perceptions and stigma which can impact our market. Changes in laws, regulations, or societal perceptions can affect market conditions and the demand for our services.

If or when we expand our operations to other states in the future, we will have to ensure full compliance with the laws of those states, which will necessitate significant investments in legal, operational, and administrative resources. Each expansion will come with its own set of unique challenges and potential risks, necessitating a thorough analysis of the specific state regulatory environments. Our business operations and expansion plans are in line with the current interpretation of the regulations in place. However, a change in regulatory interpretation, enforcement or law could adversely affect our operations. Consequently, the risks inherent in the healthcare industry and our business necessitate careful consideration by potential investors.

Legal Proceedings

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

MANAGEMENT

Executive Officers, Directors and Director Nominees

The following table sets forth information about our directors and executive officers as of May 8, 2024. We intend to appoint three independent directors upon the consummation of this offering and their position is contingent upon the completion of the offering.

Name	Age	Position	Date of Appointment
Timothy Pickett	47	Chief Executive Officer, Director	December 2019
Adam Cox	47	Chief Operating Officer, Director	April 2022
Jared Barrera	44	Chief Financial Officer	September 2022
Amy Powell	51	Independent Director	June 2024
Christian Robinson	56	Independent Director	June 2024
Gary Seelhorst	54	Independent Director	June 2024

Biographies of Directors and Officers

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer, and key employee of our Company, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

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The following noteworthy experience, qualifications, attributes, and skills for each Board member, together with the biographical information for each nominee described below, led to our conclusion that the person should serve as a director in light of our business and structure:

Tim Pickett, Chief Executive Officer, Chairman

Tim Pickett, MPAS-C, age 47, has been the founder and CEO since the Company was founded in 2019. He graduated from the University of Utah with a Master’s Degree in Physician Assistant Studies (2014). He previously worked in General Surgery, Trauma, and Emergency Medicine for Steward Medical Group’s Physician Group of Utah from 2014 to October 2020. His experience in surgery and critical care shaped his view of the opioid crisis. His role at PGU included extensive outpatient clinic, surgical first assist, and critical care at the bedside. He lobbies governments for improved legislation for non-opioid medicine access and is an advocate for the practical use of safe, evidence-based alternatives, in medical treatment. He was voted Utah’s best Medical Cannabis Doctor in 2020 and 2021, respectively.

Adam Cox, Chief Operating Officer, Director

Adam Cox, 47, is an experienced and innovative healthcare executive and entrepreneur with expertise in operations, data analytics, and corporate acquisitions. He joined KindlyMD full-time on May 1, 2022, and was appointed Chief Operating Officer on October 6, 2022, to lead operational strategy and data-driven solutions to pursue a solution to the opioid epidemic our nation faces. Since 2011, Mr. Cox has played a pivotal role in healthcare modernization, transitioning entities from paper records to electronic systems under CMS’s Meaningful Use mandate. At Physician Group of Utah and later IASIS Healthcare, he quickly advanced to leadership, developing enterprise-level solutions in healthcare data analytics, training, and operational efficiency. Mr. Cox led national hospital and clinical acquisitions as part of corporate operations. Since joining KindlyMD, Mr. Cox has been integral in securing banking relationships, insurance payor contracts, key location expansion, and referring partnerships.

Jared Barrera, Chief Financial Officer

Jared Barrera, MBA, age 44, joined KindlyMD as its full time CFO on September 28, 2022. He has extensive expertise in both the banking and healthcare industries for the last 20 years, specifically in finance and accounting. He has a wide array of experience, ranging from revenue optimization, business intelligence, GAAP accounting, budgeting and forecasting, financial modeling, lending and credit analysis, revenue cycle management, collections management, auditing and payroll processing. Jared graduated with a Master’s Degree in Business Administration with an emphasis in accounting from Utah Valley University, 2015. He also received a Bachelor of Science Degree in Accounting from Utah Valley University in 2011. From November of 2018 to September of 2022, Mr. Barrera worked as the Senior Manager of Revenue Cycle and Business Intelligence for Granger Medical Clinic, which is one of Utah’s largest physician-owned groups. Prior to Granger Medical Clinic, Jared worked from October 2015 to October of 2018 as the Director of Finance for Physician Group of Utah

Amy Powell, Director

Amy Powell, MD, FACP, FAMSSM, age 51, is currently a Professor (Clinical) in the Department of Orthopaedics at the University of Utah, where she has cared for intercollegiate athletes alongside active people across the lifespan for 20 years. She graduated from the University of Washington with a Medical Doctorate (1999) and completed fellowship training in sports medicine (internal medicine) at the Cleveland Clinic Foundation in 2003. Her extensive experience with multimodal pain management (medications, physical therapy, injections, and mental coaching for wellness) for acute and chronic injury management and her experience in medical research and education greatly benefit patients served by KindlyMD. Dr. Powell brings vital clinical and research acumen, which is crucial to enhancing and validating KindlyMD’s pain management approaches, specifically given the blend of multimodal pain management methods the Company uses. Her 20 years of experience in caring for athletes and active individuals aligns with the company’s mission to reduce opioid usage while successfully treating patients, utilizing both her practical and theoretical insights in pain management. Her role in medical education further bolsters KindlyMD’s research, clinical protocols, and patient education strategies in creating evidence-based guidelines and therapies.

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Christian Robinson, Director

Christian Robinson, CPA, age 56, is currently the Corporate Controller at Pave America. Previously, he was the Chief Financial Officer of the Zion Pharmaceuticals, LLC and Intrepid Biosciences, LLC group of medical cannabis and hemp companies. He Graduated with a BBA in Accounting from the University of Texas at Arlington and has been a licensed CPA for over 25 years. Christian started his career by working as an auditor for Deloitte and then Ernst & Young. After leaving public accounting, Christian has worked in variety of accounting and finance positions for companies in the transportation, nutraceuticals, nuclear waste and medical cannabis industries. Mr. Robinson worked for Energy Solutions, Inc. as a Senior Vice President and Corporate Controller where he helped take the company public in 2007, ensured Sarbanes-Oxley (SOX) compliance, and managed all SEC financial reporting and compliance matters

Gary Seelhorst, Director Nominee

Gary Seelhorst, MS, MBA, age 54, currently owns his own consultancy which provides corporate strategy and Executive Coaching to both companies and individual clients. His 25-year background in Pharmaceuticals and Healthcare brings scientific rigor to KindlyMD. Gary previously worked with Clinics and Surgery Centers with Imprimis/Harrow Health as a VP of Business Development during the company’s biggest growth phase (2013-2017). His experience also includes lengthy stints at both Eli Lilly as a medical writer (1996-1998) and Pfizer as a Manager of Clinical Development (1998- 2003) and as Director of Corporate Development (2003-2006) as well as several start-ups developing corporate and expansion strategies. He has a BS/BA from UC San Diego in Biochemistry/Psychology (1994), an MS in Clinical Physiology from Indiana University (1993), and an MBA with an emphasis in finance from the University of Michigan (2004). His 25-year background in Pharmaceuticals and Healthcare is invaluable for navigating the pharmaceutical landscape, especially regarding non-opioid alternatives. His business development role during the growth phase at Imprimis/Harrow Health, and his MBA with a focus on finance, is crucial in aiding KindlyMD to strategically navigate its expansion strategies and potentially increase its service portfolio and market share.

Indemnification of Directors and Officers

Subject to Title 16, Chapter 10a, Part 9 of the Utah Revised Business Corporation Act (the “Act”) and the laws of the State of Utah, officers shall be indemnified by the Corporation, so long as the officer acted in a manner substantially similar to and consistent with the standard of care for directors. Any officer indemnification shall be limited to proceedings that are directly related to or have arisen out of the officer’s acts on behalf of the Corporation.

Family Relationships

There are no family relationships between our officers and members of our Board of Directors.

Significant Employees

The significant employees are Timothy Pickett, Adam Cox and Jared Barrera.

Director Independence

The listing rules of Nasdaq require that independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has undertaken a review of the independence of our directors and considered whether any director has a material relationship with it that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, the Board has determined that three members are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of the Company’s capital stock by each non-employee director, and any transactions involving them described in the section captioned, “Certain Relationships and Related Party Transactions.”

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. As such, it is important for us to have our Chief Executive Officer serve on the Board as he plays key roles in the risk oversight of our Company. Each of the Board committees, when established prior to the effectiveness of the registration statement of which this filing is a part, will also provide risk oversight in respect of its areas of concentration and report material risks to the Board for further consideration.

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Board Committees

The Board has established the following three standing committees: audit committee (the “Audit Committee”); compensation committee (the “Compensation Committee”); and nominating and governance committee (the “Nominating Committee”). Each of our independent directors, Amy Powell, Gary Seelhorst, and Christian Robinson, will serve on each committee. Our Board has adopted written charters for each of these committees. Copies of the charters are available on our website at www.kindlymd.com. Our Board may establish other committees as it deems necessary or appropriate from time to time.

The Board may create committees to delegate certain powers to act on behalf of the Board, provided the Board passes a resolution indicating such creation or delegation. The Board may delegate to a committee the power to appoint directors to fill vacancies on the Board. The creation or appointment of a committee does not relieve the Board or its members from their standard of care.

Audit Committee

The Audit Committee, among other things, will be responsible for:

●	appointing; approving the compensation of; overseeing the work of; and assessing the independence, qualifications, and performance of the independent auditor;

●	reviewing the internal audit function, including its independence, plans, and budget;

●	approving, in advance, audit and any permissible non-audit services performed by our independent auditor;

●	reviewing our internal controls with the independent auditor, the internal auditor, and management;

●	reviewing the adequacy of our accounting and financial controls as reported by the independent auditor, the internal auditor, and management;

●	overseeing our financial compliance system; and

●	overseeing our major risk exposures regarding the Company’s accounting and financial reporting policies, the activities of our internal audit function, and information technology.

The Audit Committee consists of Amy Powell, Gary Seelhorst, and Christian Robinson, who chairs the Audit Committee.

Compensation Committee

The Compensation Committee will be responsible for:

●	reviewing and making recommendations to the Board with respect to the compensation of our officers and directors, including the CEO;

●	overseeing and administering the Company’s executive compensation plans, including equity-based awards;

●	negotiating and overseeing employment agreements with officers and directors; and

●	overseeing how the Company’s compensation policies and practices may affect the Company’s risk management practices and/or risk-taking incentives.

The Compensation Committee consists of Amy Powell, Gary Seelhorst, and Christian Robinson, Gary Seelhorst serves as chairman of the Compensation Committee. The Board has affirmatively determined that each member of the Compensation Committee meets the independence criteria applicable to compensation committee members under SEC rules and Nasdaq listing rules.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, will be responsible for:

●	reviewing and assessing the development of the executive officers and considering and making recommendations to the Board regarding promotion and succession issues;

●	evaluating and reporting to the Board on the performance and effectiveness of the directors, committees and the Board as a whole;

●	working with the Board to determine the appropriate and desirable mix of characteristics, skills, expertise and experience, including diversity considerations, for the full Board and each committee;

●	annually presenting to the Board a list of individuals recommended to be nominated for election to the Board;

●	reviewing, evaluating, and recommending changes to the Company’s corporate governance principles and committee charters;

●	recommending to the Board individuals to be elected to fill vacancies and newly created directorships;

●	overseeing the Company’s compliance program, including the code of business conduct and ethics; and

●	overseeing and evaluating how the Company’s corporate governance and legal and regulatory compliance policies and practices, including leadership, structure, and succession planning, may affect the Company’s major risk exposures.

The Nominating and Corporate Governance Committee consists of Amy Powell, Gary Seelhorst, and Christian Robinson, Gary Seelhorst, will serve as chairperson. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the independent director guidelines of Nasdaq listing rules.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves, nor in the past has served, as a member of the Board or the Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Board or its Compensation Committee. None of the members of the Compensation Committee is, or has ever been, an officer or employee of the company.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics applicable to its employees, directors, and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of Nasdaq. The code of business conduct and ethics is publicly available on the Company’s website at www.kindlymd.com. Any substantive amendments or waivers of the code of business conduct and ethics or code of ethics for senior financial officers may be made only by the Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Involvement in Certain Material Legal Proceedings During the Last Ten Years

During the past ten years, none of our current directors or executive officers has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

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●	subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated;

●	subject of, or a party to, any order, judgment, decree or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of a federal or state securities or commodities law or regulation, law or regulation respecting financial institutions or insurance companies, law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	subject of, or a party to, any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

None of our directors, officers or affiliates, or any beneficial owner of 5% or more of our Common Stock, or any associate of such persons, is an adverse party in any material proceeding to, or has a material interest adverse to, us or any of our subsidiaries.

Meetings of the Board of Directors

During its fiscal year ended December 31, 2024, there were eight meetings of the Board. The Board acted by written consent from its members on five occasions.

Directors’ and Officers’ Liability Insurance

The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth, for our last two fiscal years, the compensation of our officers.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Stock Options	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)
Timothy Pickett, CEO (a)(b)	2024	$214,134	$100,208	$62,144	$92,497	$136,315	605,299
	2023	$127,500	$-	$175,922	$-	$61,101	364,523
Adam Cox, COO (c)	2024	$186,519	$23,750	$9,450	$13,305	$8,286	241,310
	2023	$119,994	$-	$133,250	$-	$-	253,244
Jared Barrera, CFO (d)	2024	$177,404	$5,375	$-	$17,924	$-	200,703
	2023	$119,154	$-	$26,990	$-	$-	146,144

(a)	Mr. Pickett was Appointed as CEO on December 19, 2019.

(b)	The amount included in “All Other Compensation” include compensation paid to Wade Rivers, LLC, an entity that is beneficially owned by The Wade Rivers Trust, for which Mr. Pickett serves as an investment trustee. In 2024, Wade Rivers, LLC received $136,315 in other compensation and consulting services, $40,000 in stock awards, and $38,966 in stock options. In 2023, Wade Rivers, LLC received $61,101 in other compensation and consulting services and $99,912 in stock awards.

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(c)	Mr. Cox was appointed as the COO of the Company on October 6, 2022. Prior to his appointment, Mr. Cox served as a consultant for the Company from May 1, 2022 to October 6, 2022. The amounts included in this table include all amounts earned by Mr. Cox in 2022 for both roles in which he served.

(d)	Mr. Barrera was appointed as the CFO of the Company on September 28, 2022.

The Company has health insurance benefits for our employees, including our executive officers. The Company does not have pension, annuity, profit sharing or similar benefit plans at this time, but the Board of Directors may decide to enact such plans in the future.

Employment Agreements

The Company entered into a three-year employment agreement with Tim Pickett, CEO, effective September 1, 2023. The agreement also provides that the executive will continue as a director. The agreement provides for an initial term, commencing on the effective date of the agreement and ending on August 30, 2026, and continuing on a year-to-year basis thereafter unless terminated by either party on not less than 60 days’ notice given prior to the expiration of the initial term or any one-year extension. For his services to the Company during the term of the agreement, Mr. Pickett receives and annual salary of $265,000 per year.

As of December 31, 2024 and 2023, Mr. Pickett received issuance of shares of restricted Company stock in the amount of 17,858 and 17,387 shares, respectively.

The Company entered into a consulting agreement with Wade Rivers, LLC a WY Limited Liability Company whose principal owner is Tim Pickett, on January 1, 2021. The agreement provides for a continuous term unless terminated by either party on not less than 30 days’ notice given. In 2024, Wade Rivers, LLC received $210,407 in other compensation from the Company consisting of $131,441 for consulting services, $40,000 in stock awards, and $38,966 in stock options. In 2023, Wade Rivers, LLC received $161,013 in other compensation from the Company consisting of $34,617 in interest on a note and $126,396 for consulting services, of which $99,912 was stock awards.

The Company entered into a two-year employment agreement with Adam Cox, COO, effective September 16, 2023. The agreement provides for an initial term, commencing on the effective date and ending on September 15, 2025, and continuing on a year-to-year basis thereafter unless terminated by either party on not less than 60 days’ notice given prior to the expiration of the initial term or any on-year extension. For his services to the Company during the term of the agreement, Mr. Cox receives $225,000 per year.

As of December 31, 2024 and 2023, Mr. Cox received the issuance of shares of restricted Company stock in the amount of 9,000 and 28,842 shares, respectively.

The Company entered into a two-year employment agreement with Jared Barrera, CFO, effective September 16, 2023. The agreement provides for an initial term, commencing on the effective date and ending on September 15, 2025, and continuing on a year-to-year basis thereafter unless terminated by either party on not less than 60 days’ notice given prior to the expiration of the initial term or any on-year extension. For his services to the Company during the term of the agreement, Mr. Barrera receives an annual salary of $215,000 per year.

As of December 31, 2024 and 2023 Mr. Barrera received an issuance of shares of restricted Company stock in the amount of 5,842 shares and 0 shares, respectively.

The Company has entered into other employment agreements with several of its non-executive employees. Some of these agreements require the annual issuance of restricted common stock shares or options as part of the compensation.

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Outstanding Equity Awards

The following table sets forth the outstanding equity awards for our named executive officers as of the fiscal year ended December 31, 2024.

Name and Principal Position		Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
					($)
Timothy Pickett, CEO		12/31/24	3,342	-	$1.36	12/31/29
	(a)	09/30/24	1,577	3,472	$3.00	09/30/29
		09/30/24	871	1,916	$3.00	09/30/29
		09/30/24	10,000	-	$5.50	09/30/29
	(a)	07/31/24	10,562	15,438	$1.90	07/31/29
		07/31/24	12,187	17,813	$1.90	07/31/29
		01/02/24	215	-	$5.50	01/02/29
Adam Cox, COO		09/30/24	3,219	7,080	$3.00	09/30/34
		09/30/24	5,790	-	$5.50	09/30/34
		01/02/24	215	-	$5.50	01/02/34
Jared Barrera, CFO		09/30/24	2,289	5,035	$3.00	09/30/34
		09/30/24	5,608	-	$5.50	09/30/34
		07/31/24	5,000	-	$1.72	07/31/34
		01/02/24	215	-	$5.50	01/02/34

(a)	Stock options were issued to Wade Rivers, LLC, an entity that is beneficially owned by The Wade Rivers Trust, for which Mr. Pickett serves as an investment trustee with his spouse.

Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of our Company. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors. The many responsibilities and risks and the substantial commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. Our directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Our director compensation is overseen by the Compensation Committee, which makes recommendations to our Board on the appropriate structure for our director compensation program and the appropriate amount of compensation. Our Board is responsible for final approval of our director compensation program and the compensation paid to our directors.

Annual Cash Retainers.

No additional meeting fees were paid to our directors for Fiscal 2024.

Reimbursement. Our directors are entitled to reimbursement for their reasonable travel and lodging expenses for attending Board and Board committee meetings.

Director Compensation Table

The following table sets forth the compensation earned and paid to each member of our Board for service as a director during the fiscal year ending 2024:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Amy Powell	$15,500	$3,903	$1,145	$-	$20,548
Christian Robinson	$10,500	$3,903	$1,145	$-	$15,548
Gary Seelhorst	$10,500	$3,903	$1,145	$-	$15,548

(1) These amounts represent the grant date fair value of time-based restricted stock unit awards granted by the Board, determined in accordance with FASB ASC Topic 718. All awards are amortized over the vesting life of the award. For the assumptions used in our valuations, see “Note 10 – Stockholders’ Equity” of our notes to financial statements in this Annual Report on Form 10-K.

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Change-in-Control Agreements

None.

Incentive Stock Plan

On October 10, 2022, the Company’s shareholders and Board approved the Incentive Stock Plan (the “Plan”). To date, 144,210 stock options have been granted under the Plan.

Indemnification

The Company shall indemnify any and all of its directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor, who were or are made a party or are threatened to be made a party to or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SEC rules require us to disclose any transaction since the beginning of our last fiscal year and for the two fiscal years preceding our last fiscal year, or any currently proposed transaction in which we are a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our Common Stock, or an immediate family member of any of those persons.

The Company has transactions with related parties, including officers, directors, and their affiliates. The transactions are conducted in the ordinary course of business and are generally on terms no less favorable than those available to unrelated third parties.

On April 15, 2023, the Company entered into a long-term unsecured note payable with Wade Rivers, LLC, an entity that is beneficially owned by The Wade Rivers Trust, for which Mr. Pickett and his spouse serve as trustees, for $332,545. This transaction extinguished the existing note payable with a balance of $82,545 and provided the Company with an additional $250,000 in operating capital. The note carried an interest rate of 14.9% per annum, with a maturity date of December 22, 2024. On September 7, 2023, the note was amended to include an additional $17,000; no other terms were modified. On December 31, 2023, the note was fully forgiven by Wade Rivers, LLC, resulting in an increase of $300,000 to additional paid-in capital.

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The Company reimburses officers and directors for reasonable and necessary expenses incurred in the course of performing their duties for the Company. The Company also provides certain officers and directors with health insurance, retirement benefits, and other fringe benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of April 28, 2025, the number of shares of Common Stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock; (ii) each of our named executive officers and directors of our Company; and (iii) all of our named executive officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership’ concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 6,022,148 shares of our Common Stock issued and outstanding as of April 28, 2025. Except as disclosed herein, we do not have any outstanding options, or other securities exercisable for or convertible into shares of our Common Stock. Unless otherwise indicated, the address of each person listed is c/o Kindly MD, Inc., 5097 S 900 E, Suite 100, Salt Lake City, UT 84117.

To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Name of Beneficial Owner	Beneficially Owned		Percent of Class
Directors and Named Executive Officers
Tim Pickett	2,956,998	(1)	49.1%
Adam Cox	72,834		1.2%
Jared Barrera	15,842		0.26%*
Amy Powell	3,276		0.05%*
Christian Robinson	3,276		0.05%*
Gary Seelhorst	3,276		0.05%*

All current named executive officers and directors as a group (6 persons)	3,055,502		50.5%

5% or Greater Stockholders:
Wade Rivers LLC (1)	2,886,744		47.9%
Gus Doodle LLC	350,000		5.81%
Sally Alicia LLC	350,000		5.81%

*	Represents beneficial ownership of less than 1%

(1)	Tim Pickett and his spouse serve as the co-investment trustees of The Wade Rivers Trust (the Trust), which is the sole Member of Wade Rivers, LLC.

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DESCRIPTION OF OUR SECURITIES

General

The following description of our Common Stock and provisions of our Articles of Incorporation and bylaws are summaries and are qualified by reference to such Articles of Incorporation and bylaws that are in effect. By becoming a shareholder in our Company, you will be deemed to have notice of and consented to these provisions of our Articles of Incorporation and bylaws.

Authorized Stock

Our Articles of Incorporation authorizes us to issue up to 100,000,000 shares of Common Stock (the “Common Stock”) and up to 10,000,000 shares of Preferred Stock (the “Preferred Stock). The authorized but unissued shares of our Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Voting Rights

Every shareholder entitled to vote at any meeting shall be entitled to one vote for each share of stock entitled to vote and held by him of record on the date fixed as the record date for said meeting and may vote in person or by proxy. Any corporate action, other than the election of directors, shall be authorized by a simple majority of the votes cast in favor of or against such action by the holders of shares entitled to vote thereon except as may otherwise be provided by statute or the Articles of Incorporation. An abstention shall not count as a vote cast.

Liquidation or Dissolution

In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences, and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Dividends

The dividend rights, if any, of such class or series, the dividend preferences, if any, as between such class or series and any other class or series of stock, whether and the extent to which shares of such class or series shall be entitled to participate in dividends with shares of any other class or series of stock, whether and the extent to which dividends on such class or series shall be cumulative, and any limitations, restrictions or conditions on the payment of such dividends is determined by our Board.

Preemptive Rights

The holders of our Common Stock generally do not have preemptive rights to purchase or subscribe for any of our capital stock or other Common Stock.

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Redemption

The terms and conditions, if any, of any purchase, retirement, or sinking fund which may be provided for the shares of such class or series is subject to the authorization of the Board.

Preferred Stock

Our Board is empowered, without stockholder approval, to issue shares of Preferred Stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the Preferred Stock could be utilized as a method of discouraging, delaying, or preventing a change in control of us. Although no shares of Preferred Stock are currently issued and outstanding, and we do not currently intend to issue any shares of Preferred Stock, we cannot assure you that we will not do so in the future.

Transfer Agent and Registrar

Our transfer agent for our Common Stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY, 11598, (212) 828-8436.

Options

On October 10, 2022, the Company’s shareholders and Board approved the Incentive Stock Plan (the “Plan”). To date, 144,210 stock options have been granted under the Plan.

Warrants

We currently have three classes of warrants outstanding: Tradeable Warrants, Non-tradeable Warrants and Representative Warrants. The Tradeable Warrant and the Non-tradeable Warrant have identical terms except that (i) unlike the Non-tradeable Warrant, the Tradeable Warrant is listed on the Nasdaq Capital Market under the symbol “KDLYW”, and (ii) the exercise price per share of Common Stock is $6.33 per share for the Tradeable Warrant and $6.33 per whole share for the Non-tradeable Warrant.

Duration. The Warrants are immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Exercisability. The Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Warrants.

Transferability. Subject to applicable laws, a Warrant in book entry form may be transferred at the option of the holder through the facilities of The Depository Trust Company (“DTC”) and Warrants in physical form may be transferred upon surrender of the Warrant to the Warrant Agent together with the appropriate instruments of transfer.

Right as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants.

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Representative Warrants

The Representative Warrants are exercisable for a five-year period commencing on the date of commencement of sales pursuant to the registration statement of which this prospectus forms a part at an exercise price of $6.33 per share.

Listing

Our common stock is currently listed on the Nasdaq Capital Market under the ticker symbol “KDLY.” Our Tradeable Warrants are listed on the Nasdaq Capital Market under the ticker symbol “KDLYW”.

Holders

On April 28, 2025, there were approximately 49 record holders of our Common Stock.

Certain Provisions Potentially Having an Anti-Takeover Effect

Several provisions of our Articles and Bylaws, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us.

Control Shares Acquisition Act

The Corporation elects to opt out of the provisions of the Control Share Acquisitions Act, UTAH CODE ANN. § 61-6-1, et seq., as they may apply to the Corporation or any transaction involving the Corporation. The provisions of the Control Share Acquisitions Act, UTAH CODE ANN. § 61-6-1, et seq., shall not be applicable to control share acquisition of the securities of the Corporation. This election is made in accordance with the provisions of Utah Code Ann. Section 61-6-1 et seq.

Limitation of Liability and Indemnification of Directors and Officers

Under the provisions of our Articles of Incorporation and Bylaws, as of the date of this Registration Statement, each person who is or was a director, officer or employee of registrant shall be indemnified by the registrant to the full extent permitted or authorized by Title 16, Chapter 10a, Part 9 of the Utah Revised Business Corporation Act (“URBCA”), provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or other disposition.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon the exercise of outstanding options or warrants, or upon debt conversion, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Sale of Restricted Securities

The shares of our Common Stock sold pursuant to this offering will be registered under the Securities Act and therefore freely transferable, except for our affiliates. Our affiliates will be deemed to own “control” securities that are not registered for resale under the registration statement covering this prospectus. Individuals who may be considered our affiliates after this offering include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates are not permitted to resell their shares of our Common Stock unless such shares are separately registered under an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act is available, such as Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” (i.e., securities that are not registered by an effective registration statement) of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of Common Stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

Shares received by our affiliates in this offering or upon exercise of stock options or upon vesting of other equity-linked awards may be “control securities” rather than “restricted securities.” “Control securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of the Company’s Common Stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of the Company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the lock-up period described below.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Common Stock purchased in this offering, which we refer to collectively as our securities, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the provisions of the Code, final, temporary, and proposed Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as of the date hereof. These authorities may change, possibly retroactively, resulting in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership, or disposition of our securities.

This summary does not address any alternative minimum tax considerations, any considerations regarding the Medicare tax, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address all of the tax consequences that may be relevant to investors, nor does it address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt entities or governmental organizations, including agencies or instrumentalities thereof;

●	regulated investment companies and real estate investment trusts;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	tax-qualified retirement plans;

●	certain former citizens or long-term residents of the United States;

●	partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities including S corporations and trusts (and any investors therein);

●	persons who hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code; or

●	persons deemed to sell our securities under the constructive sale provisions of the Code, or persons holding the securities as part of a “straddle,” hedge, conversion transaction, integrated transaction, or other similar transaction.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

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Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

●	an individual citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

●	an estate trust whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court, and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our Common Stock and do not anticipate paying any dividends on our Common Stock in the foreseeable future. However, if we do make distributions in cash or other property on our Common Stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent our distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital that will first reduce your basis in our Common Stock, but not below zero, and then will be treated as gain from the sale or other disposition of stock as described below under “—Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied with certain exemptions. Any dividends that we pay to a U.S. holder that is a corporation will qualify for the dividends received deduction if the requisite holding period is satisfied, subject to certain limitations. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange, or other taxable disposition of our Common Stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s adjusted tax basis in such Common Stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such Common Stock. A U.S. holder’s adjusted tax basis in its Common Stock will generally equal the U.S. holder’s acquisition cost or purchase price, less any prior distributions treated as a return of capital. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the Common Stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

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Unearned Income Medicare Tax

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder that is an individual with adjusted gross income that exceeds a threshold amount ($200,000, or $250,000 if married filing jointly).

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our securities. A “non-U.S. holder” is a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder. The term “non-U.S. holder” includes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

●	a foreign corporation;

●	an estate or trust that is not a U.S. holder; or

●	any other Person that is not a U.S. holder.

But generally does not include an individual who is present in the U.S. for 183 days or more or who is otherwise treated as a U.S. resident in the taxable year. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Distributions

Subject to the discussion below regarding effectively connected income, any distribution paid to a non-U.S. holder, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S., will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an €RS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be provided prior to the payment of dividends and must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty should consult with its individual tax advisor to determine if you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our securities through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

42

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Gain on Sale, Exchange, or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange, or other taxable disposition of our Common Stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

●	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	shares of our Common Stock constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our Common Stock (provided that an exception does not apply), and, in the case where shares of our Common Stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for the shares of our Common Stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Common Stock is regularly traded on an established securities market, such Common Stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively hold more than five percent of such regularly traded Common Stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our Common Stock.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or (in each case) such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange, or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may apply.

Federal Estate Tax

Common Stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

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Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8.Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “foreign financial institution” (as specially defined under these rules), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our securities, including the consequences of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION AND DETERMINATION OF OFFERING PRICE

We will deliver shares of our common stock offered hereby upon the exercise of the Warrants we issued in connection with our public offering that closed on June 3, 2024. The forms of Warrant contain instructions for exercise. In order to exercise any of the Warrants, the holder must deliver to us the information required in the applicable form of Warrant, along with payment for the exercise price of the shares to be purchased. We will then deliver shares of our Common Stock in the manner described in the applicable form of Warrant, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. Each Tradeable Warrant is exercisable for one share of our Common Stock with an exercise price of $6.33 per share. Each Non-tradeable Warrant is exercisable for one half of one share of our Common Stock with an exercise price of $6.33 per share. Each Representative’s Warrant is exercisable for one share of our Common Stock with an exercise price of $6.33 per share. Upon compliance by any holder with the instructions for exercise contained in the applicable form of Warrant, we will, within the time allotted by the applicable form of Warrant, issue to the holder shares of common stock, free of a restrictive legend. Shares of common stock that are held by affiliates will be issued free of legend but will be deemed control securities.

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LEGAL MATTERS

The validity of the shares of Common Stock offered hereby and certain other legal matters have been passed upon for us by Brunson Chandler & Jones PLLC, Salt Lake City, UT.

EXPERTS

The financial statements of KindlyMD as of December 31, 2024 and 2023 appearing in this prospectus and registration statement of which this prospectus forms a part, were audited by Sadler, Gibb & Associates, LLC., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement on Form S-1 and its exhibits. For further information with respect to KindlyMD and the Common Stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. We also maintain a website at www.kindlymd.com.

We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available on the website of the SEC referred to above. The information contained in, or that can be accessed through, our website is not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our Common Stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 28, 2025, as amended;
●	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 13, 2024, as updated by the Description of Securities set forth on Exhibit 4.14 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 28, 2025, as amended including any amendments thereto or reports filed for the purposes of updating this description.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement and prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus or any prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

Kindly MD, Inc.
Attn: Investor Relations
5097 South 900 East
Suite 100
Salt Lake City, UT

45

PART I

FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

KINDLY MD, INC.

FINANCIAL STATEMENTS

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Kindly MD, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Kindly MD, Inc. (“the Company”) as of December 31, 2024 and 2023, the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2022.

Draper, UT

March 28, 2025

F-1

KINDLY MD, INC.

BALANCE SHEETS

	December 31, 2024	December 31, 2023

ASSETS

Current Assets
Cash and cash equivalents	$2,273,624	$525,500
Accounts receivable, net	36,850	28,001
Inventories, net	4,300	63,202
Prepaid expenses and other current assets	190,878	225
Total Current Assets	2,505,652	616,928

Property and equipment, net	122,955	235,292
Capitalized software	388,338	-
Operating lease right-of-use assets	641,651	235,706
Security deposits	19,396	11,276
TOTAL ASSETS	$3,677,992	$1,099,202

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$323,725	$329,810
Customer deposits	2,275	3,425
Current portion of operating lease liabilities	138,743	94,696
Current portion of finance lease liabilities	2,030	-
Current portion of notes payable, net	139,277	148,517
Derivative liabilities	-	238,000
Total Current Liabilities	606,050	814,448

Operating lease liabilities, net of current portion	496,017	164,295
Finance lease liabilities, net of current portion	7,615	-
Notes payable, net of current portion	-	228,871
TOTAL LIABILITIES	1,109,682	1,207,614

Stockholders’ Equity (Deficit)
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; none issued and outstanding as of December 31, 2024 and 2023	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 6,050,148 issued and 6,029,648 outstanding as of December 31, 2024 and 4,617,798 issued and outstanding as of December 31, 2023	6,050	4,618
Treasury stock, at cost	(22,145)
Additional paid-in capital	10,360,106	4,045,024
Accumulated deficit	(7,775,701)	(4,158,054)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	2,568,310	(108,412)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$3,677,992	$1,099,202

The accompanying notes are an integral part of these financial statements.

F-2

KINDLY MD, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2024	2023
Net Revenues	$2,719,840	$3,768,598

Operating Expenses
Cost of revenues	82,814	226,166
Salaries and wages	3,562,405	3,698,467
General and administrative	1,907,055	1,356,048
Research and development	377,731	2,500
Depreciation	136,606	105,637
Total Operating Expenses	6,066,611	5,388,818

LOSS FROM OPERATIONS	(3,346,771)	(1,620,220)

Other Income (Expense)
Other income	100,410	58,603
Interest expense	(393,448)	(55,844)
Loss on extinguishment of debt	(38,889)	-
Gain on change in fair value of derivative liabilities	61,051	-
Total Other Income (Expense)	(270,876)	2,759

NET LOSS BEFORE INCOME TAXES	(3,617,647)	(1,617,461)
PROVISION FOR INCOME TAXES	-	-
NET LOSS	$(3,617,647)	$(1,617,461)

LOSS PER COMMON SHARE – BASIC AND DILUTED	$(0.67)	$(0.36)

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	5,391,433	4,500,689

The accompanying notes are an integral part of these financial statements.

F-3

KINDLY MD, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Treasury	Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Stock	Capital	Deficit	(Deficit)
Balance at December 31, 2022	4,434,596	$4,435	$-	$2,917,172	$(2,540,593)	$381,014

Stock-based compensation	-	-	-	7,050	-	7,050
Issuance of common stock for compensation	89,143	89	-	407,546	-	407,635
Issuance of common stock for services	94,059	94	-	413,256	-	413,350
Forgiveness of related party note payable	-	-	-	300,000	-	300,000
Net loss	-	-	-	-	(1,617,461)	(1,617,461)
Balance at December 31, 2023	4,617,798	$4,618	$	$4,045,024	$(4,158,054)	$(108,412)

Issuance of common shares and warrants in connection with a public offering	1,240,910	1,241	-	5,859,409	-	5,860,650
Issuance of common shares upon settlement of notes payable in connection with a public offering	80,808	81	-	214,868	-	214,949
Issuance of common stock for compensation	45,636	45	-	55,433	-	55,478
Issuance of common shares for services	64,996	65	-	79,555	-	79,620
Stock-based compensation	-	-	-	105,817	-	105,817
Treasury stock repurchased	(20,500)	-	(22,145)	-	-	(22,145)
Net loss	-	-	-	-	(3,617,647)	(3,617,647)
Balance at December 31, 2024	6,029,648	$6,050	$(22,145)	$10,360,106	$(7,775,701)	$2,568,310

The accompanying notes are an integral part of these financial statements.

F-4

KINDLY MD, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,617,647)	$(1,617,461)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	105,817	7,050
Issuance of common stock for compensation	55,478	407,635
Issuance of common stock for services	79,620	413,350
Depreciation expense	136,606	105,637
Bad debt expense	32,110	-
Gain on change in fair value of derivative liability	(61,051)	-
Loss on extinguishment of debt	38,889	-
Amortization of debt discounts	374,528	20,352
Amortization of right-of-use assets	83,725	97,586
Changes in operating assets and liabilities:
Accounts receivable	(40,959)	(15,878)
Inventories	58,902	(13,634)
Prepaid expenses and other current assets	(190,653)	60,733
Security deposits	(8,120)	3,229
Accounts payable and accrued expenses	(6,085)	163,552
Customer deposits	(1,150)	(5,175)
Operating lease liabilities	(113,901)	(76,465)
Net cash used in operating activities	(3,073,891)	(449,489)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(13,293)	(14,420)
Capitalized software additions	(388,338)
Net cash used in investing activities	(401,631)	(14,420)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of related party note payable	-	250,373
Net proceeds from issuance of notes payable	45,000	614,300
Net proceeds from issuance of common shares and warrants in connection with a public offering	5,860,650	-
Repurchase of treasury stock	(22,145)	-
Repayments of related party note payable	-	(59,545)
Repayments of notes payable	(658,528)	(2,637)
Repayments of finance lease liabilities	(1,331)	-
Net cash provided by financing activities	5,223,646	802,491

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,748,124	338,582

CASH AND CASH EQUIVALENTS
Beginning of the period	525,500	186,918
End of the period	$2,273,624	$525,500

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$19,227	$34,617
Cash paid for income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Forgiveness of related party note payable	$-	$300,000
Debt discount on related party note payable	$-	$16,627
Debt discounts on notes payable	$10,556	$101,248
Fair value of derivative liabilities recognized upon issuance of notes payable	$38,000	$238,000
Extinguishment of derivative liabilities upon settlement of notes payable	$214,949	$-
Financed purchase of property and equipment	$10,976	$-
Measurement of operating lease right-of-use assets and liabilities	$489,670	$36,875

The accompanying notes are an integral part of these financial statements.

F-5

KINDLY MD, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND NATURE OF BUSINESS

Kindly MD, Inc. (“KindlyMD” or “the Company”) was formed on December 2, 2019. The Company filed their original articles of organization in the State of Utah under the name Utah Therapeutic Health Center, PLLC. The Company is located in Salt Lake City, Utah and is a healthcare and healthcare data company, focused on holistic pain management and aiding in the fight against the opioid epidemic.

In April 2020, the Company converted from a PLLC to an LLC. In March 2022, the Company converted from an LLC to a corporation and changed its name to “Kindly MD, Inc.” In July 2022, the Company amended its articles of incorporation, including the addition of preferred stock and authorized common shares.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company are prepared in accordance with generally accepted accounting principles in the Unites States of America (“GAAP”) as codified in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities, at the date of and during the reported period of the financial statements. Actual results could differ from those estimates. The Company evaluates estimates and assumptions on an ongoing basis.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less. The Company maintains deposits in several financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits. As of December 31, 2024 and 2023, the Company had cash in excess of FDIC limits of $1,817,574 and $237,097, respectively.

Reclassifications

Certain reclassifications within operating expenses have been made to the prior period’s financial statements to conform to the current period financial statement presentation. There is no impact in total to the results of operations and cash flows in all periods presented.

Revenue Recognition

The Company records revenue in accordance with FASB ASC Topic 606, “Revenue from Contracts with Customers.” Revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To achieve this core principle, the Company applies the following five-step approach: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as a performance obligation is satisfied.

The Company primarily recognizes revenue from: (i) patient care services related to medical evaluation and treatment and (ii) product retail sales, (iii) service affiliate agreements.

Patient Care Services

Revenue from patient care services, which relates to medical evaluation and treatment, is reported at the amount reflecting the consideration to which the Company expects to be entitled in exchange for providing these services. These amounts are due from patients, third-party payors (including Medicare, Medicaid, and commercial insurance payers), and others. The patient is considered the Company’s customer, and a signed patient treatment consent typically constitutes a written contract between the Company and the patient. Patient care services are considered discrete and are initiated and concluded at the patient’s discretion, which occurs each individual appointment. Generally, the Company satisfies its performance obligations at a point in time, specifically when it has the right to invoice the customer for the work completed, which usually occurs on an interaction basis for the work performed during any given billable interaction. The Company has determined that the underlying nature of the services provided remains consistent across different payor types. Consequently, the Company utilizes a portfolio approach to assess price concessions in its contracts with patients. The Company recognizes revenue for patient care services net of price concessions, which include contractual adjustments provided to third-party payors, discounts offered to uninsured patients in accordance with the Company’s policy, and/or implicit price concessions extended to patients. Implicit price concessions, representing differences between the amount the Company expects to receive from patients and standard billing rates, are accounted for as contractual adjustments or discounts, deducted from gross revenue to calculate net revenues. The Company bases its estimates of contractual adjustments and discounts on contractual agreements, its discount policies, and historical experience.

F-6

Product Retail Sales

Revenue from retail sales is recognized when control of the goods is transferred to the customer. This occurs when the customer can direct the use of, and obtain substantially all benefits from, the Company’s products, generally at the time of shipment or customer pickup. Revenue is recorded at the net sales price, which includes estimates of variable consideration such as product returns, rebates, discounts, and other adjustments. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues.

Service Affiliate Agreements

Revenue from service affiliate agreements is recognized when control of the promised goods or services is transferred to the customer, or when services are rendered to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and the collectability of consideration is probable. The Company recognizes revenue after the service price has been allocated and when it satisfies the performance obligation. Usually, there is only a single performance obligation in the sale and service, and therefore the entire transaction price is allocated to the single performance obligation. This typically occurs at a point in time when products and or services are rendered, delivered, or shipped. The transaction price for contracts is set per the contract language. The transaction price for services is set by the company for the various service options, less current discounts or coupons offered, where those discounts are set and approved by management from time to time.

Customer Deposits

Customer deposits include amounts collected from customers upon placing an order or scheduling services. Deposits are recognized as revenue when the Company fulfils its performance obligations. As of December 31, 2024 and 2023, customer deposits amounted to $2,275 and $3,425, respectively.

Accounts Receivable

Accounts receivable consist of trade receivables arising from credit sales to customers in the normal course of business. Accounts receivable are recorded at the time of sale, net of an allowance for current expected credit losses (“CECL”) in accordance with ASC Topic 326, “Financial Instruments – Credit Losses”, The Company estimates CECL based on historical bad debt experience, the aging of accounts receivable, the current creditworthiness of our customers, prevailing economic conditions, and reasonable and supportable forward-looking information. Accounts receivable balances are written off when they are determined to be uncollectible. As of December 31, 2024 and 2023, the Company estimated an allowance for CECL of $32,110 and $0, respectively.

Inventories

Inventories consist of raw materials and finished goods acquired for resale and are stated at the lower of cost or net realizable value, with cost determined using the first-in, first-out (“FIFO”) method. Inventory costs include freight, handling fees, and other costs incurred to bring inventories to its present location and condition. Work in process inventories are immaterial to the financial statements.

The Company periodically reviews its inventories and records a provision for estimated losses related to excess, damaged, slow-moving, or obsolete inventories. The amount of the provision is equal to the difference between the cost of the inventories and its net realizable value based upon assumptions about product quality, damages, shrinkage, future demand, selling prices, and market conditions. As of December 31, 2024 and 2023, the estimated reserve for obsolescence amounted to $0 and $62,000, respectively.

F-7

Property and Equipment

Property and equipment is stated at historical cost less accumulated depreciation. Leasehold improvements are depreciated over the lesser of the base term of the lease or estimated life of the leasehold improvements. Maintenance and repairs of property and equipment are expensed as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives as follows:

Useful Life (Years)
Leasehold improvements	2-5
Furniture	7
Computer software and equipment	3
Medical equipment	5

Software Development Costs

The Company accounts for the costs of computer software developed or obtained for internal use under ASC Topic 350-40, “Internal-Use Software.” Costs are capitalized once the preliminary project stage is complete, funding is committed, and it is probable the software will be completed and used for its intended purpose. Capitalized costs primarily consist of direct and contracted labor and related expenses for developing internal systems and tools, and cloud-based solutions, including the Company’s Data Lake Enterprise Data Management (“EDM”) system. Capitalization ceases when the project is substantially complete and ready for its intended use, with amortization of capitalized costs beginning on a straight-line basis over the software’s estimated useful life. Costs such as overhead, general and administrative, training, and post-configuration maintenance are expensed as incurred. The Company capitalized internal-use software development costs of $388,338 and $0 during the years ended December 31, 2024 and 2023, respectively.

Impairment of Long-Lived Assets

The Company reviews the carrying value of long-lived assets, such as property and equipment, capitalized software, and right-of-use (“ROU”) assets for impairment in accordance with ASC Topic 360, “Property, Plant, and Equipment,” whenever events or changes in circumstances indicate the carrying amount of the assets might not be recoverable. These events and circumstances may include significant decreases in the market price of an asset or asset group, significant changes in the extent or manner in which an asset or asset group is being used by the Company or in its physical condition, a significant change in legal factors or in the business climate, a history or forecast of future operating or cash flow losses, significant disposal activity, a significant decline in the Company’s share price, a significant decline in revenue or adverse changes in the economic environment.

If such facts indicate a potential impairment, the Company assesses the recoverability of an asset group by determining if the carrying value of the asset group exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the assets over the remaining economic life of the primary asset in the asset group. If the recoverability test indicates that the carrying value of the asset group is not recoverable, the Company will estimate the fair value of the asset group using appropriate valuation methodologies, which would typically include an estimate of discounted cash flows. Any impairment would be measured as the difference between the asset group’s carrying amount and its estimated fair value. During the years ended December 31, 2024 and 2023, there were no impairments of long-lived assets.

Leases

The Company accounts for leases in accordance with ASC Topic 842, “Leases.” The Company determines whether a contract is a lease at contract inception or for a modified contract at the modification date. Contracts containing a lease are further evaluated for classification as a ROU operating lease or a finance lease.

At inception or modification, the Company recognizes ROU assets and related lease liabilities on the balance sheet for all leases greater than one year in duration. Lease liabilities and their corresponding ROU assets are initially measured at the present value of the unpaid lease payments as of the lease commencement date. If the lease contains a renewal and/or termination option, the exercise of the option is included in the term of the lease if the Company is reasonably certain that a renewal or termination option will be exercised. As the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate (“IBR”) based on the information available at the commencement date of the respective lease to determine the present value of future payments. The IBR is determined by estimating what it would cost the Company to borrow a collateralized amount equal to the total lease payments over the lease term based on the contractual terms of the lease and the location of the leased asset.

Operating lease payments are recognized as an expense on a straight-line basis over the lease term in equal amounts of rent expense attributed to each period during the term of the lease, regardless of when actual payments are made. This generally results in rent expense in excess of cash payments during the early years of a lease and rent expense less than cash payments in later years. The difference between rent expense recognized and actual rental payments is typically represented as the spread between the ROU asset and lease liability.

When calculating the present value of minimum lease payments, the Company accounts for leases as one single lease component if a lease has both lease and non-lease components. Variable lease and non-lease components are expensed as incurred. The Company does not recognize ROU assets and lease liabilities for short-term leases that have an initial lease term of 12 months or less.

F-8

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount the Company would receive to sell an asset, or pay to transfer a liability, in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In the absence of such data, fair value is estimated using internal information consistent with what market participants would use in a hypothetical transaction.

According to ASC Topic 820, “Fair Value Measurement,” the fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The Company’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. The Company uses appropriate valuation techniques based on available inputs to measure the fair value of its assets and liabilities. The fair value hierarchy is defined in the following three categories:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, inventories, prepaid expenses, accounts payable and accrued expenses, and customer deposits approximate fair value, given their short-term nature. The carrying value of lease obligations and notes payable also approximates fair value given these instruments bear prevailing market interest rates.

Long-lived assets are measured at fair value on a non-recurring basis if it is determined that impairment indicators are present.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC Topic 740, “Income Taxes.” Under this method, deferred tax assets and liabilities are recorded with respect to temporary differences in the accounting treatment of items for financial reporting purposes and for income tax purposes. Where, based on the weight of available evidence, it is more likely than not that some amount of recorded deferred tax assets will not be realized, a valuation allowance is established for the amount that, in management’s judgment, is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized. A tax position must meet a minimum probability threshold before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

As of December 31, 2024 and 2023, the Company concluded a full valuation allowance was necessary against of its net deferred tax asset of $1,131,379. The Company had no recorded uncertain tax positions, interest or penalties in the accompanying financial statements. The Company regularly assesses its tax positions and adjusts recorded amounts as necessary to ensure compliance with applicable tax laws and regulations.

Treasury Stock

Treasury stock repurchased and held by the Company is recorded as a separate line item on the balance sheets and is carried at cost until retired or reissued. Legal, brokerage, and other costs to acquire shares are not included in the cost of treasury stock. When treasury stock is reissued or retired, any gains are recorded in additional paid-in capital. Losses upon reissuance or retirement first reduce additional paid-in capital to the extent of previously recognized net gains from the same class of stock, with any excess losses recognized to retained earnings.

F-9

Stock-Based Compensation

Stock-based awards granted to qualified employees, non-employee directors and consultants are measured at fair value and recognized as an expense in accordance with ASC Topic 718, “Share-Based Payments.” For service-based awards, stock-based compensation is recognized on a straight-line basis over the requisite service period, which is generally the vesting period. The fair value of stock options is estimated using a Black-Scholes option valuation model. Restricted stock awards are valued based on the closing stock price on the date of grant (intrinsic value method). The Company has elected to recognize forfeitures as they occur.

Research and Development

In accordance with ASC Topic 730, “Research and Development,” the Company expenses research and development costs as incurred. These expenses include costs incurred during the EDM preliminary project stage and planning future data integrations. Research and development expenses for the years ended December 31, 2024 and 2023, were $377,731 and $2,500, respectively.

Embedded Derivative Liabilities

The Company evaluates the embedded features in accordance with ASC Topic 480, “Distinguishing Liabilities from Equity,” and ASC Topic 815, “Derivatives and Hedging Activities.” Certain conversion options and redemption features are required to be bifurcated from their host instrument and accounted for as free-standing derivative financial instruments should certain criteria be met. The Company applies significant judgment to identify and evaluate complex terms and conditions of all of its financial instruments, including notes payable, to determine whether such instruments are derivatives or contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract and the features of the derivatives. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period.

Loss Per Share

Basic loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share is calculated by adjusting the weighted average number of shares of common stock outstanding for the dilutive effect, if any, of common stock equivalents. Common stock equivalents whose effect would be antidilutive are not included in diluted loss per share. The Company uses the treasury stock method to determine the dilutive effect, which assumes that all common stock equivalents have been exercised at the beginning of the period and that the funds obtained from those exercises were used to repurchase shares of common stock of the Company at the average closing market price during the period. As of December 31, 2024 and 2023, there were 2,862,745 and 3,000, potential common share equivalents from stock options and warrants, respectively, excluded from the diluted loss per share calculations as their effect is anti-dilutive.

F-10

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. ASU 2023-07 also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. ASU 2023-07 is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The adoption of ASU 2023-07 did not have a material impact on the Company’s financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2023, the FASB issued ASU 2023-05, “Business Combinations—Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement,” which requires a newly-formed joint venture to apply a new basis of accounting to its contributed net assets, resulting in the joint venture initially measuring its contributed net assets at fair value on the formation date. ASU 2023-05 is effective for all joint venture formations with a formation date on or after January 1, 2025, with early adoption permitted. These amendments are to be applied prospectively, with retrospective application permitted for joint ventures formed before the effective date. The Company is currently evaluating the impact this standard will have on its financial statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which enhances the transparency and decision usefulness of income tax disclosures by requiring; (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for fiscal years beginning after December 15, 2025, with early adoption permitted. These amendments are to be applied prospectively, with retrospective application permitted. The Company is currently evaluating the impact this standard will have on its financial statements.

In November 2024, the FASB issued ASU 2024-03, “Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses,” which requires the disaggregated disclosure of specific expense categories, including purchases of inventory, employee compensation, depreciation, and amortization included in each relevant expense caption presented on the statement of operations. The standard also requires disclosure of qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, as well as the total amount of selling expenses and an entity’s definition of selling expenses. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. The Company is currently evaluating the impact this standard will have on its financial statements.

The Company currently believes there are no other issued and not yet effective accounting standards that are materially relevant to its financial statements.

F-11

NOTE 3—DISAGGREGATION OF REVENUES

The Company’s revenues are disaggregated based on revenue type, including (i) patient care services related to medical evaluation and treatment, (ii) product retail sales, and (iii) service affiliate agreements.

The Company’s net revenues for the years ended December 31, 2024 and 2023 are disaggregated as follows:

	For the Years Ended December 31,
	2024	2023
Patient care services	$2,616,018	$3,505,283
Product retail sales	71,712	263,315
Service affiliate agreements	32,110	-
Total revenues	$2,719,840	$3,768,598

The Company earned $347,633 in reimbursements from insurance payers during the twelve months ended December 31, 2024, a 1,087.9% increase from the $29,265 earned during the twelve months ended December 31, 2023.

NOTE 4—INVENTORIES

Inventories consisted of the following at December 31, 2024 and 2023:

	December 31,
	2024	2023
Finished goods	$3,635	$68,399
Raw materials	665	56,803
Total inventories	4,300	125,202
Less reserve for obsolescence	-	(62,000)
Total inventories, net	$4,300	$63,202

NOTE 5—PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2024 and 2023:

	December 31,
	2024	2023
Leasehold improvements	$127,489	$132,027
Furniture	70,070	89,579
Computer software and equipment	94,966	167,284
Medical equipment	10,976	10,413
Total property and equipment	303,531	399,303
Less accumulated depreciation	(180,576)	(164,011)
Total property and equipment, net	$122,955	$235,292

Depreciation expense for the years ended December 31, 2024 and 2023 were $136,606 and $105,637, respectively.

NOTE 6—CAPITALIZED SOFTWARE

Capitalized software consisted of the following at December 31, 2024 and 2023:

	December 31,
	2024	2023
EDM software	$388,338	$-
Total capitalized software	388,338	-
Less accumulated amortization	-	-
Total capitalized software, net	$388,338	$-

Capitalized costs for in-process internal-use software development primarily consist of direct and contracted labor and related expenses for developing internal systems and tools, and cloud-based solutions, including the Company’s EDM system. These costs are not amortized until it is available for its intended use.

The Company analyzes collected data to gain insights into patient needs, appointment frequency, and potential care enhancements through clinical orders. As data is gathered, the Company is designing models to improve and refine the patient journey, enhance clinical decision making, and improve health outcomes. To support these efforts, various advanced analytical tools, including state-of-the-art Large Language Models (LLMs), are utilized to efficiently process and interpret data. By harnessing the power of medical data, the Company hopes to create a comprehensive healthcare model that not only addresses the immediate patient needs but also contributes to long-term health improvements and better overall outcomes.

Data collection, research, and analysis are core tenets within the Company and will continue through the 2025 operational plan and beyond. Key implementation projects may allow the Company to improve clinical research and development of best practice guidelines within the pain treatment market as well as develop products and services to enhance opioid prescription safety and risk mitigation programs for patients.

NOTE 7—LEASES

Operating Leases

During 2021, the Company entered into a lease agreement for a medical clinic office located in Provo, Utah. The lease commenced on March 1, 2021, and is for a term of 58 months. The monthly base rent is $400 with scheduled increases. The lease agreement contains customary events of default, representations, warranties, and covenants. The lease increased the operating lease right-of-use asset and corresponding operating lease liability by $19,364

During 2021, the Company entered into a lease agreement for a medical clinic office located in Bountiful, Utah. The lease commenced on June 1, 2021, and is for a term of 48 months. The monthly base rent is $1,152 with scheduled increases. The lease agreement contains customary events of default, representations, warranties, and covenants. The lease increased the operating lease right-of-use asset and corresponding operating lease liability by $42,617.

F-12

During 2022, the Company entered into a lease agreement for medical clinic and corporate office located in Murray, Utah. The lease commenced on October 1, 2022, and is for a term of 52 months. The monthly base rent is $6,873 with scheduled increases. The lease agreement contains customary events of default, representations, warranties, and covenants. The lease increased the operating lease right-of-use asset and corresponding operating lease liability by $241,241.

During 2023, the Company entered into a lease amendment to renew its medical clinic office located in Millcreek, Utah. The lease renewal commenced on July 1, 2023, and is for a term of 12 months. The monthly base rent is $2,350. The lease agreement contains customary events of default, representations, warranties, and covenants. The remeasurement of the ROU asset and liability associated with this operating lease was $26,036.

During 2023, the Company entered into a lease amendment to renew its medical clinic office located in Ogden, Utah. The lease renewal commenced on September 1, 2023, and is for a term of 12 months. The monthly base rent is $978. The lease agreement contains customary events of default, representations, warranties, and covenants. The remeasurement of the ROU asset and liability associated with this operating lease was $10,839.

During 2024, the Company entered into a lease amendment to renew its medical clinic office located in Millcreek, Utah. The lease renewal commenced on August 1, 2024, and is for a term of 12 months. The monthly base rent is $2,400. The lease agreement contains customary events of default, representations, warranties, and covenants. The remeasurement of the ROU asset and liability associated with this operating lease was $27,724.

During 2024, the Company entered into a lease for a medical clinic office located in Ogden, Utah. The lease commenced on December 1, 2024, and is for a term of 86 months. The monthly base rent is $6,211. The lease agreement contains customary events of default, representations, warranties, and covenants. The remeasurement of the ROU asset and liability associated with this operating lease was $461,946.

The following was included in the balance sheets at December 31, 2024 and 2023:

	December 31,
	2024	2023
Operating lease right-of-use assets	$641,651	$235,706

Operating lease liabilities, current portion	138,743	94,696
Operating lease liabilities, long-term	496,017	164,295
Total operating lease liabilities	$634,760	$258,991

Weighted-average remaining lease term (years)	5.8	3.5
Weighted average discount rate	9.0%	15.0%

The components of net lease expense consisted of the following for the years ended December 31, 2024 and 2023:

	December 31,
	2024	2023
Operating lease expense	$139,390	$157,043
Variable lease expense	8,365	24,419
Total lease expense	147,755	181,462
Sublease (income)	-	(3,148)
Total net lease expense	$147,755	$178,314

Cash payments included in the measurement of operating lease liabilities were $149,029 and $135,923 for the years ended December 31, 2024 and 2023, respectively.

F-13

Maturities of operating lease liabilities at December 31, 2024 were as follows:

Year Ending December 31,	Amount
2025	$187,988
2026	164,150
2027	86,366
2028	87,444
2029	83,886
Thereafter	175,400
Total	785,234
Less: imputed interest	(150,474)
Total operating lease liabilities	$634,760

Finance Leases

On April 22, 2024, the Company entered into an equipment financing lease to purchase medical equipment for $10,976, which matures in July 2029.

The following was included in the balance sheets at December 31, 2024 and 2023:

	December 31,
	2024	2023
Leased medical equipment (property and equipment)	$10,976	$-
Less: accumulated depreciation	(1,646)	-
Total leased medical equipment, net	$9,330	$-

Finance lease liabilities, current portion	2,030	-
Finance lease liabilities, long-term	7,615	-
Total finance lease liabilities	$9,645	$-

Weighted-average remaining lease term (years)	4.6	-
Weighted average discount rate	2.0%	-

Maturities of finance lease liabilities at December 31, 2024, were as follows:

Year Ending December 31,	Amount
2025	$2,204
2026	2,204
2027	2,204
2028	2,204
2029	1,285
Total	10,101
Less: amount representing interest	(456)
Total finance lease liabilities	$9,645

NOTE 8—RELATED PARTY NOTE PAYABLE

On April 15, 2023, the Company entered into a long-term unsecured note payable with a related party, for $332,545. This transaction extinguished the existing note payable with a balance of $82,545 and provided the Company with an additional $250,000 in operating capital. The note carried an interest rate of 14.9% per annum, with a maturity date of December 22, 2024. On September 7, 2023, the note was amended to include an additional $17,000; no other terms were modified. On December 31, 2023, the note was fully forgiven, resulting in an increase of $300,000 to additional paid-in capital.

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NOTE 9—NOTES PAYABLE

10% OID Promissory Notes

On December 22, 2023, the Company entered into a securities purchase agreement in a private placement transaction with certain accredited investors, pursuant to which the Company issued and sold to the investors 10% original issue discount (“OID”) promissory notes in the aggregate principal amount of $350,000 for total cash proceeds of $295,000. The notes bore interest at a rate of 10% per annum and matured on December 22, 2024.

On January 24, 2024, the Company entered into a securities purchase agreement in a private placement transaction with a certain accredited investor, pursuant to which the Company issued and sold to the investor a 10% OID promissory note in the principal amount of $55,556 for total cash proceeds of $45,000. The note bore accrued interest at a rate of 10% per annum and matured on January 24, 2025.

The promissory notes included terms that should the Company undertake an IPO before the maturity date, the note holders were to receive (i) equity shares equal to the principal amount at the IPO share price, and (ii) repayment of the principal and accrued interest in cash. The notes contained customary covenants and events of default for loans of this type.

At issuance, the Company evaluated whether the promissory notes contained embedded features that qualify as derivatives pursuant to ASC 815. The Company determined that the notes embedded features, specifically should the Company undertake an IPO before the maturity date, the note holders would receive (i) equity shares equal to the principal amount at the IPO share price, and (ii) repayment of the principal and accrued interest in cash. These embedded features constituted deemed redemption features as a result of the substantial premium received by the note holders. The Company concluded that these redemption features required bifurcation from the notes and subsequent accounting in the same manner as a freestanding derivative.

The fair value of the embedded redemption derivative liability within the promissory notes was calculated using a Probability Weighted Expected Return valuation methodology, considering the likelihood of occurrence. The model used a discount rate of 15% and assumptions of an 80% probability related to likelihood of the Company completing an IPO. Subsequent changes in the fair value of the redemption features were measured each reporting period and recognized in the statement of operations. The OID and issuance costs for the promissory notes, along with the fair value of the embedded redemption derivative liability, were collectively recorded as a debt discount. The debt discount is be amortized to interest expense over the respective term of the notes using the effective interest method.

As further disclosed in Note 10, the IPO was completed on June 3, 2024. In accordance with the terms of the 10% OID promissory note agreements, the Company repaid the outstanding notes totaling $463,534 (including both principal and accrued interest) and issued each note holder common stock equal to the principal amount of the notes at the IPO price of $5.50, totaling 80,808 shares of restricted common stock, with a fair value of $214,949 or $2.66 per share. Consequently, the corresponding derivative liability was extinguished and a loss on extinguishment of debt of $38,889 was recognized.

Derivative Liabilities

The following table provides a roll-forward of the derivative liabilities for the year ended December 31, 2024:

Amount
Balance at December 31, 2023	$238,000
Initial fair value of derivative liabilities upon issuance	38,000
Gain on change in fair value of derivative liabilities	(61,051)
Extinguishment of derivative liabilities upon settlement of notes payable	(214,949)
Balance at December 31, 2024	$-

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Other Loans Payable

On December 25, 2023, the Company entered into a loan agreement with a third-party in the amount of $79,975 for total cash proceeds of $70,000. The loan matures on June 25, 2025. The Company recorded a debt discount of $9,975, which is amortized under the effective interest method at an effective interest rate of 25.6%. As of December 31, 2024, the outstanding principal balance of the loan payable was $14,848, net of debt discounts of $1,152.

On December 26, 2023, the Company entered into a loan agreement with a third-party in the amount of $285,573 for total cash proceeds of $249,300. The loan matures on June 26, 2025. The Company recorded a debt discount of $36,273, which is amortized under the effective interest method at an effective interest rate of 15.0%. As of December 31, 2024, the outstanding principal balance of the loan payable was $133,980, net of debt discounts of $8,399.

Estimated maturities of principal payments for notes payable at December 31, 2024 were as follows:

Year Ending December 31,	Amount
2025	$148,828
Total payments	148,828
Less debt discount	(9,551)
Total notes payable, net	$139,277

NOTE 10—STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

As of December 31, 2024 and 2023, the Company was authorized to issue 10,000,000 preferred shares. As of December 31, 2024 and 2023, the Company had no preferred shares issued and outstanding.

Common Stock

As of December 31, 2024 and 2023, the Company was authorized to issue 100,000,000 common shares. As of December 31, 2024, the Company had 6,050,148 and 6,029,648 common shares issued and outstanding, respectively. As of December 31, 2023, the Company had 4,617,798 common shares issued and outstanding.

During the year ended December 31, 2024, the Company issued 45,636 shares of common stock for compensation to employees valued at $55,478.

During the year ended December 31, 2024, the Company issued 64,996 shares of common stock for services valued at $79,620.

During the year ended December 31, 2023, the Company issued 89,143 shares of common stock for compensation to employees valued at $407,635.

During the year ended December 31, 2023, the Company issued 94,059 shares of common stock for services valued at $413,350.

Initial Public Offering

On May 31, 2024, the Company entered into an underwriting agreement with WallachBeth Capital, LLC, as representative (the “Representative”) of the underwriters in connection with the initial public offering for sale of an aggregate of 1,240,910 units at a price to the public of $5.50 per share. Each unit offered under the underwriting agreement consisted of one share of common stock, one tradeable warrant to purchase one share of common stock with an exercise price of $6.33 and a five-year exercise term; and one non-tradeable warrant to purchase one-half of one share of common stock with an exercise price of $6.33 and a five-year exercise term.

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The underwriting agreement also provided for the issuance of 83,639 warrants to the Representative with an exercise price of $6.33 and a five-year exercise term.

In addition, the underwriters partially exercised its over-allotment option, resulting in the issuance of 76,538 tradeable warrants and 76,538 non-tradeable warrants.

On June 3, 2024, the IPO was completed, resulting in the issuance of 1,240,910 units. As a result of the IPO, the Company received gross proceeds of approximately $6.8 million before deducting underwriting discounts and offering expenses. After deducting these and other offering expenses, the Company received net proceeds of approximately $5.9 million.

On June 3, 2024, in accordance with the terms of the 10% OID promissory note agreements, the Company issued each note holder common stock equal to the principal amount of the notes at the IPO price of $5.50 per share, totaling 80,808 shares of restricted common stock, with a fair value of $214,949 or $2.66 per share. These shares are subject to a 90-day lock-up agreement from the date of issuance.

The common stock and tradeable warrants are trading on the Nasdaq Capital Market, under the symbols “KDLY” and “KDLYW,” respectively.

Treasury Stock

On October 15, 2024, the Board of Directors of the Company approved the adoption of a Stock Repurchase Program through which the Company may purchase up to $500,000 worth of shares of its common stock from time to time, as market conditions warrant. The Company’s repurchases may be made in the open market, in privately negotiated transactions, or otherwise in accordance with applicable securities laws and other requirements. The amount and timing of any repurchases will be determined at management’s discretion and depend on a variety of factors, including business, economic and market conditions, regulatory requirements, prevailing stock prices and other considerations. The share repurchase program has no time limit, does not obligate the Company to repurchase any dollar amount or number of shares of common stock, and may be amended, suspended or discontinued at any time.

As of April 28, 2025, the Company has retired 28,000 shares of treasury stock and holds no shares in treasury.

Stock Options

On September 15, 2023, the Company granted an option to purchase 3,000 shares of common stock pursuant to an employment agreement. The stock options have an exercise price of $7.00 per share and vest immediately. The Company has calculated the estimated fair market value of these options at $7,050 using the Black-Scholes pricing model.

During the year ended December 31, 2024, the Company granted options to purchase 142,070 shares of common stock to certain individuals. The stock options have an exercise price ranging from $1.24 to $5.50 per share, with vesting dates ranging from immediate to three years. The Company has calculated the total estimated fair market value of these options at $165,800 using the Black-Scholes pricing model.

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Below is a table summarizing the changes in stock options outstanding during the years ended December 31, 2024 and 2023:

	Stock Options	Weighted-Average Exercise Price
Outstanding at December 31, 2022	-	$-
Granted	3,000	7.00
Forfeited	-	-
Outstanding at December 31, 2023	3,000	$-
Granted	142,070	3.04
Forfeited	(860)	(5.50)
Outstanding at December 31, 2024	144,210	$3.11
Exercisable at December 31, 2024	93,456	$3.56

Stock-based compensation expense of $105,817 and $7,050 was recorded during the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, the remaining unrecognized compensation cost related to non-vested options is $58,791.

As of December 31, 2024, the outstanding stock options have a weighted average remaining contractual life of 6.73 years and a total intrinsic value of $0.

Warrants

As further disclosed above, on June 3, 2024, the IPO was completed, resulting in the issuance of 1,240,910 units. Each unit offered under the underwriting agreement consists of one share of common stock, one tradeable warrant to purchase one share of common stock with an exercise price of $6.33 and a five-year exercise term; and one non-tradeable warrant to purchase one-half of one share of common stock with an exercise price of $6.33 and a five-year exercise term.

The underwriting agreement also provided for the issuance of 83,639 warrants to the Representative with an exercise price of $6.33 and a five-year exercise term. In addition, the underwriters partially exercised its over-allotment option, resulting in the issuance of 76,538 Tradeable Warrants and 76,538 Non-tradeable Warrants with an exercise price of $6.33 and a five-year exercise term.

Below is a table summarizing the changes in warrants outstanding during the year ended December 31, 2024:

	Warrants	Weighted-Average Exercise Price
Outstanding at December 31, 2023	-	$-
Granted	2,718,535	6.33
Forfeited	-	-
Outstanding at December 31, 2024	2,718,535	$6.33
Exercisable at December 31, 2024	2,718,535	$6.33

As of December 31, 2024, the outstanding warrants have a weighted average remaining contractual life of 4.42 years and a total intrinsic value of $0.

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NOTE 11—INCOME TAXES

As of December 31, 2024 and 2023, the Company had net operating loss carry forwards of $4,615,303 and $1,572,261, respectively, that may be available to reduce future years’ taxable income in varying amounts through 2042. As of December 31, 2024, the Company has a net deferred tax asset of $1,131,379. The Company had no amounts recorded for uncertain tax positions, interest or penalties in the accompanying financial statements. The Company regularly assesses its tax positions and adjusts amounts recorded as necessary to ensure compliance with applicable tax laws and regulations.

Deferred income tax assets and liabilities at December 31, 2024 and 2023, consisted of the following temporary differences and carry-forward items:

	December 31, 2024		December 31, 2023
Deferred tax assets
Deductible temporary differences, net		$974,718	$62,000
Loss carryforwards		4,615,303	1,572,261
Expected tax rate		24.6%	25.7%
Total deferred tax assets		1,374,838	419,188

Deferred tax liabilities
Deductible temporary differences, net		989,890	232,958
Expected tax rate		24.6%	25.7%
Total deferred tax liabilities		243,459	59,754

Deferred tax valuation allowance		(1,131,379)	(359,434)
Net deferred tax asset	$		$-

The components for the income tax expense:

	December 31, 2024	December 31, 2023
Taxable income
Financial statement pretax loss	$(3,239,916)	$(1,617,461)
Non-deductible expenses	8,978	713,812
Total taxable income	(3,230,938)	(903,649)

Decrease (increase) in taxable temporary differences	(756,932)	93,552
Increase in deductible temporary differences	912,718	58,300
Federal taxable loss	$(3,075,152)	$(751,797)

NOTE 12 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of this filing and has determined that there are no material subsequent events that require disclosure

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2,059,811 Shares of Common Stock Issuable Upon Exercise of Previously Issued Warrants

KINDLY MD, INC.

PROSPECTUS

May 6, 2025

Through and including May 31, 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.